                          Loan and Security Agreement

                                  by and among

                   CONGRESS FINANCIAL CORPORATION (SOUTHERN)
                                    as Agent

                           THE LENDERS PARTIES HERETO

                                      and

                              THE NEW BIBB COMPANY
                       (to be known as The Bibb Company)
                                  as Borrower



                        Dated as of:  September 12, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                                             Page
                                                                                             ----
SECTION 1.   DEFINITIONS....................................................................    1

SECTION 2.   CREDIT FACILITY................................................................   23
        2.1  Revolving Loans................................................................   23
        2.2  Letter of Credit Accommodations................................................   25
        2.3  Term Loan......................................................................   28
        2.4  Availability Reserves..........................................................   28
        2.5  Commitments....................................................................   30

SECTION 3.   INTEREST AND FEES..............................................................   31
        3.1  Interest.......................................................................   31
        3.2  Commitment and Closing Fees....................................................   33
        3.3  Servicing Fee..................................................................   34
        3.4  Unused Line Fee................................................................   34
        3.5  Maximum Interest...............................................................   34
        3.6  Changes in Laws and Increased Costs of Loans...................................   36

SECTION 4.   CONDITIONS PRECEDENT...........................................................   37
        4.1  Conditions Precedent to the Initial Loans......................................   37
        4.2  Conditions Precedent to All Loans and Letter of Credit Accommodations..........   43

SECTION 5.   GRANT OF SECURITY INTEREST.....................................................   44

SECTION 6.   COLLECTION AND ADMINISTRATION..................................................   45
        6.1  Borrower's Loan Account........................................................   45
        6.2  Statements.....................................................................   45
        6.3  Collection of Accounts.........................................................   46
        6.4  Payments.......................................................................   47
        6.5  Sharing of Payments, Etc.......................................................   48
        6.6  Authorization to Make Loans....................................................   49
        6.7  Settlement Procedures..........................................................   49
        6.8  Use of Proceeds................................................................   51

SECTION 7.   COLLATERAL REPORTING AND COVENANTS.............................................   52
        7.1  Collateral Reporting...........................................................   52
        7.2  Accounts Covenants.............................................................   53
        7.3  Inventory Covenants............................................................   55
        7.4  Equipment Covenants............................................................   56
        7.5  Power of Attorney..............................................................   56
        7.6  Right to Cure..................................................................   57
        7.7  Access to Premises.............................................................   57
        7.8  Food Security Act..............................................................   58

                                      (i)

SECTION 8.   REPRESENTATIONS AND WARRANTIES.................................................   60
        8.1  Corporate Existence, Power and Authority; Subsidiaries.........................   60
        8.2  Financial Statements; No Material Adverse Change...............................   60
        8.3  Chief Executive Office; Collateral Locations...................................   60
        8.4  Priority of Liens; Title to Properties.........................................   61
        8.5  Tax Returns....................................................................   61
        8.6  Litigation.....................................................................   61
        8.7  Compliance with Other Agreements and Applicable Laws...........................   62
        8.8  Environmental Compliance.......................................................   62
        8.9  Employee Benefits..............................................................   63
       8.10  Plan; Merger...................................................................   64
       8.11  Accuracy and Completeness of Information.......................................   65
       8.12  Survival of Warranties; Cumulative.............................................   66

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS.............................................   66
        9.1  Maintenance of Existence.......................................................   66
        9.2  New Collateral Locations.......................................................   66
        9.3  Compliance with Laws, Regulations, Etc.........................................   67
        9.4  Payment of Taxes and Claims....................................................   69
        9.5  Insurance......................................................................   69
        9.6  Financial Statements and Other Information.....................................   70
        9.7  Sale of Assets, Consolidation, Merger, Dissolution, Etc........................   72
        9.8  Encumbrances...................................................................   74
        9.9  Indebtedness...................................................................   75
       9.10  Loans, Investments, Guarantees, Etc............................................   76
       9.11  Dividends and Redemptions......................................................   76
       9.12  Transactions with Affiliates...................................................   77
       9.13  Working Capital Ratio..........................................................   77
       9.14  Changes in Tangible Net Worth..................................................   77
       9.15  Capital Expenditures...........................................................   77
       9.16  EBITDA.........................................................................   77
       9.17  After-Tax Fixed Charge Coverage Ratio..........................................   77
       9.18  Compliance with ERISA..........................................................   78
       9.19  Consultant; Strategic Plan.....................................................   78
       9.20  Costs and Expenses.............................................................   79
       9.21  Further Assurances.............................................................   81

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES.................................................   81
       10.1  Events of Default..............................................................   81
       10.2  Remedies.......................................................................   83

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW....................................................   85
       11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver..........   85
       11.2  Waiver of Notices..............................................................   87
       11.3  Amendments and Waivers.........................................................   87
       11.4  Waiver of Counterclaims........................................................   87
       11.5  Indemnification................................................................   88

                                     (ii)


SECTION 12.  THE AGENT......................................................................   88
       12.1  Appointment, Powers and Immunities.............................................   88
       12.2  Reliance by Agent..............................................................   89
       12.3  Defaults or Events of Default..................................................   89
       12.4  Rights as a Lender.............................................................   90
       12.5  Indemnification................................................................   90
       12.6  Non-Reliance on Agent and Other Lenders........................................   91
       12.7  Failure to Act.................................................................   92
       12.8  Resignation of Agent...........................................................   92
       12.9  Consents and Releases of Collateral under Financing Agreements.................   92
      12.10  Collateral Matters.............................................................   93

SECTION 13.  TERM OF AGREEMENT; MISCELLANEOUS...............................................   93
13.1Term                                                                                       93
       13.2  Notices........................................................................   95
       13.3  Partial Invalidity.............................................................   95
       13.4  Successors and Assigns.........................................................   96
       13.5  Assignments and Participations.................................................   96
       13.6  Confidentiality................................................................   99
       13.7  Entire Agreement...............................................................  100
       13.8  Modification of Agreement......................................................  100

                                     (iii)

                                    INDEX TO
                             EXHIBITS AND SCHEDULES
                             ----------------------


          Exhibit A           Information Certificate

          Exhibit B           Assignment and Assumption Agreement

          Schedule 8.4        Existing Liens

          Schedule 8.8        Environmental Disclosure

          Schedule 8.9        ERISA Disclosure

          Schedule 9.9        Existing Indebtedness

          Financial Covenants
            Schedule

                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


     This Loan and Security Agreement dated as of September 12, 1996 is entered into by and among The New Bibb Company, a Delaware corporation, to be known as The Bibb Company after the Effective Date referred to below ("Borrower"), the lenders listed on the signature pages hereof or which hereafter shall become a "Lender" hereunder (each, individually, a "Lender" and, collectively, "Lenders") and Congress Financial Corporation (Southern), a Georgia corporation, as agent hereunder for Lenders (in such capacity, "Agent").


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, Borrower has requested that Lenders and Agent enter into certain financing arrangements with Borrower pursuant to which Lenders shall severally (and not jointly) agree to make loans and provide other financial accommodations to Borrower; and

     WHEREAS, each of Lenders is willing to agree (severally and not jointly) to make such loans and provide such other financial accommodations on a pro rata
                                                                     --- ----
basis according to its Commitment (as defined below), and Agent is willing to act as Agent for Lenders, in each case on the terms and conditions set forth herein and in the other Financing Agreements (as defined below);

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.     DEFINITIONS
               -----------

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns, including, without limitation, as debtor and debtor-in-possession under the U.S. Bankruptcy Code, any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such person under Chapter 11 or Chapter 7 of the U.S. Bankruptcy Code and its successors upon dismissal, conversion or conclusion of any such Chapter 7 or Chapter 11 case. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The words "ratable" or "ratably" or words of similar import when used in this Agreement or any of the other Financing Agreements shall refer to a sharing or allocation based on the respective Pro Rata Shares of Lenders. An
                                              --- ----
Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 hereof or is cured in a manner satisfactory to Agent and Required Lenders. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1.0) minus (ii) the Reserve Percentage. For purposes
                         -----
hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage; provided that Agent shall not make adjustments with
                           --------
respect to the Adjusted Eurodollar Rate as applicable to Borrower in a different manner than Congress generally makes adjustments to such rate as applicable to other borrowers of Congress under like provisions.

     1.3 "After-Tax Fixed Charge Coverage Ratio" shall mean, with respect to Borrower and its subsidiaries for any measurement period, the ratio of:

                  (i) the amount equal to (A) EBITDA of Borrower and its subsidiaries for such period minus (B) the sum for such period for
                                        -----
           Borrower and its subsidiaries of (1) the lesser of (x) Capital Expenditures or (y) Maximum Base Capital Expenditures, plus (2) the provision for income taxes, but excluding any tax benefits for such period to the extent they exceed the provision for income taxes for such period, to

                  (ii)Interest Expense and principal paid or payable by Borrower and its subsidiaries during such period on all indebtedness for borrowed money of Borrower and its subsidiaries, including, without limitation, capital leases and the deferred purchase price for long term assets.

     1.4   "Assignee" shall have the meaning set forth in Section 13.5 hereof.

     1.5 "Assignment Agreement" shall mean an Assignment and Assumption Agreement in the form of Exhibit B hereto by and between a Lender and a permitted assignee pursuant to Section 13.5 hereof, as acknowledged by Agent.

     1.6 "Availability Reserves" shall mean, as of any date of determination, the reserves implemented by the Agent under Sections 2.4(b) and 9.7(b)(iii) hereof (unless otherwise directed from time to time by the Required Lenders and except for the Agent's discretion to phase-in establishment of the Licensed Goods Reserve as provided in Section 2.4(b)) and such other amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets or business of Borrower or any Obligor or (iii) the security interests and other rights of Agent in the Collateral, held for itself and the ratable benefit of Lenders (including the enforceability, perfection and priority thereof and realization thereon), or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2(c) hereof, or (d) without duplication, to implement the reserves provided in the definition of Eligible Accounts or Eligible Inventory or elsewhere herein or in the other Financing Agreements, other than in Section 2.4(b) or in Section 9.7(b)(iii), or (e) in respect of any state of facts which Agent determines in good faith constitutes a Default or Event of Default.

     1.7 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware.

     1.8 "Bibb" shall mean The Bibb Company, a Delaware corporation, as debtor and debtor-in-possession in the Chapter 11 Case, being one of the constituent corporations (but not the surviving corporation) of the Merger, together with its predecessor prior to the commencement of the Chapter 11 Case.

     1.9 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

     1.10 "Borrower" shall mean The New Bibb Company, a Delaware corporation, to be known as The Bibb Company, and to be the surviving corporation of the Merger to be consummated on the Effective Date, and its successors and assigns. Unless otherwise expressly provided herein to the contrary, in applying any provision of this Agreement or the other Financing Agreements that refers to a fiscal, measurement or other period that has a beginning date prior to the Effective Date, references to Borrower in such provision shall include Bibb in such fiscal, measurement or other period to the extent of the portion of such period prior to the Effective Date.

     1.11 "Business Day" shall mean (a) for all Prime Rate Loans, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Georgia or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Agent are open for the transaction of business, and (b) for all Eurodollar Rate Loans, any such day as described in (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

     1.12 "Capital Expenditures" shall mean all expenditures for any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year including, but not limited to, the direct or indirect acquisition of such assets by way of purchase, capital or finance lease, increased product service charges, offset items or otherwise, but excluding expenditures to acquire Equipment to the extent of amounts financed under capital leases or through incurrence of purchase money financing secured by purchase money security interests (in each case as permitted under Sections 9.8 and 9.9 hereof).

     1.13 "Chapter 11 Case" shall mean the voluntary Chapter 11 case of Borrower under the U.S. Bankruptcy Code commenced by Borrower in the Bankruptcy Court on July 3, 1996. (Case No. 96-1050 (HSB)).

     1.14 "Citicorp" shall mean Citicorp North America, Inc., a Delaware corporation, and its successors and assigns.

     1.15 "Citicorp Group" shall mean the lenders for whom, in connection with Bibb's financing arrangements, Citicorp has acted and acts as agent, and their respective successors and assigns.

     1.16 "Closing Date" shall mean the date upon which the conditions precedent to the making of the initial Loans to Borrower hereunder are fully satisfied or otherwise provided for in a manner satisfactory to Lenders and Agent and the initial Loans are made hereunder.

     1.17 "Closing Fee" shall mean the fee to be paid by Borrower to Lenders as described in Section 3.2 hereof.

     1.18 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.19  "Collateral" shall have the meaning set forth in Section 5 hereof.

     1.20  "Commitment" shall have the meaning set forth in Section 2.5 hereof.

     1.21 "Commitment Percentage" shall mean, as to each Lender, the percentage of the highest Maximum Credit provided for hereunder represented by such Lender's Commitment. The Commitment Percentage of each Lender signing this Agreement is set forth on the signature pages hereto below each Lender's respective signature.

     1.22 "Commodity Raw Cotton and Fiber Inventory" shall mean the commodity raw cotton and fiber inventory of Borrower used by Borrower in the production of finished goods.

     1.23 "Confirmation Order" shall mean the Order, in form and substance satisfactory to Lenders and Agent, entered by the Bankruptcy Court confirming the Plan and authorizing this Agreement and the other Financing Agreements.

     1.24 "Congress" shall mean Congress Financial Corporation (Southern), a Georgia corporation, and its successors and assigns.

     1.25 "Consultant" shall mean the consulting firm retained by Borrower as contemplated in Section 4.1(j) hereof, and any replacement or successor consulting firm acceptable to Agent and Required Lenders.

     1.26 "Credit Facility" shall mean the secured financing arrangements entered into among Lenders, Borrower and Agent on the date hereof, subject to the terms and conditions set forth herein and in the other Financing Agreements, as the foregoing now exist or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

     1.27 "Default" shall mean the occurrence of any event or existence of any condition that would, with notice or passage of time, or both, constitute an Event of Default.

     1.28 "Default Rate" shall have the meaning set forth in the definition of Interest Rate hereunder.

     1.29 "DIP Credit Facility" shall mean the secured credit facility provided by the Citicorp Group to Bibb as debtor and debtor-in-possession during the pendency of the Chapter 11 Case.

     1.30  "EBITDA" shall mean, for any measurement period, the Net Income
(Loss) for such period, plus Interest Expense, provision for income tax,
                        ----
depreciation expense, amortization expense, LIFO expense and expenses relating to the write-down of the book value of goodwill or deferred financing costs,

minus LIFO income, income tax benefit, extraordinary gains and other non-
-----
operating income, such as gains from the sale of long-term assets and gains, net of professional fees and other restructuring charges, recognized under "fresh start" accounting in bankruptcy pursuant to SOP-97, as properly applied to Borrower and its subsidiaries in the fiscal year in which the Effective Date occurs, in each case, of Borrower and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, to the extent included in the determination of such Net Income (Loss).

     1.31 "Effective Date" shall mean the effective date of the Plan confirmed by the Confirmation Order entered in Borrower's Chapter 11 Case.

     1.32 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Agent based on the criteria set forth below.
In general, Accounts shall be Eligible Accounts if:

          (a) such Accounts arise from the actual and bona fide sale and
                                                      ---- ----
delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b) such Accounts other than Accounts arising from the sale of Generic Towels, are not unpaid more than sixty (60) days after the original maturity date of the invoice therefor, but in no event more than ninety (90) days after the date of the original invoice for them;

          (c) such Accounts that arise from the sale of Generic Towels (i) are not unpaid more than one hundred fifty (150) days after the date of the original invoice for them and (ii) are outstanding in amounts and have program terms, including return privileges in the case of direct sales of Generic Towels to grocery retailers (but no return privileges shall exist as to sales to distributors), consistent with Borrower's past practices;

          (d) such Accounts comply with the terms and conditions contained in
Section 7.2(c) of this Agreement;

          (e) such Accounts (other than Accounts arising from the sale of Generic Towels directly by Borrower to grocery retailers) do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

          (f) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, or, at Agent's option, if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a United States bank satisfactory to Agent, sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent, for itself and the ratable benefit of Lenders, issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine); provided, that, notwithstanding the foregoing, foreign Accounts
                --------  ----
payable in the United States of America in United States Dollars or Canadian Dollars by Canadian account debtors shall be treated as domestic Accounts if (x) all perfection steps deemed necessary or appropriate by Lenders or Agent have been taken in the province where the account debtor is located and Availability Reserves are established by Agent to cover any potential liens or claims against such Accounts entitled to preference or priority over Agent's or Lenders' interests therein under Canadian Federal or provincial law, and (y) in the case of any such foreign accounts payable in Canadian Dollars, the amounts collected thereon are remitted to the Blocked Accounts in United States Dollars and the Net Amount of Eligible Accounts in respect of any such foreign accounts determined to be Eligible Accounts shall be calculated based on the United States Dollar equivalent of the Canadian Dollar amounts thereof, as determined by Agent from time to time.

          (g) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except, as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay the invoice amount thereof, which agreement may be either contained in Borrower's form of sales contract signed by the Borrower and the account debtor, or in a separate written agreement signed by the Borrower and the account debtor, and in either case expressly stating that the Borrower's lenders may rely thereon;

          (h) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of any otherwise Eligible Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor shall be deemed Eligible Accounts);

          (i) there are no facts, events or occurrences which could reasonably be expected to impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

          (j) such Accounts are owned by Borrower, subject to the first priority, valid and perfected security interest of Agent, for itself and the ratable benefit of Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens, except those permitted in this Agreement;

          (k) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

          (l) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

          (m) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which, if adversely determined against such account debtors, could reasonably be expected to result in any material adverse change in any such account debtor's financial condition;

          (n) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of any otherwise Eligible Accounts not in excess of such percentage may be deemed Eligible Accounts);

          (o) such Accounts, other than those arising from the sale of Generic Towels, are not owed by an account debtor as to whom such Accounts that are unpaid more than sixty (60) days after the original maturity date of the invoice therefor or more than ninety (90) days after the date of the original invoice for them, constitute more than fifty (50%) percent of the total of such Accounts of such account debtor;

          (p) such Accounts that arise from the sale of Generic Towels are not owed by an account debtor as to whom such Accounts that are unpaid more than sixty (60) days after the original maturity date therefor, or more than one hundred fifty (150) days after the date of the original invoice for them, constitute more than fifty (50%) percent of the total of such Accounts of such account debtor;

          (q) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Agent and identified to Borrower from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

          (r) such Accounts are owed by account debtors deemed creditworthy at all times by Agent, as determined by Agent.

General criteria for Eligible Accounts may be established and revised from time to time by Agent in good faith, upon notice to Borrower of any such changes. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.33 "Eligible Inventory" shall mean Inventory, consisting of Commodity
Raw Cotton and Fiber Inventory, Greige Goods Inventory, work-in-process (excluding Greige Goods Inventory) and finished goods held for resale in the ordinary course of the business of Borrower, in each case which is acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) component parts for goods requiring assembly which are not part of finished goods; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in Borrower's business; (e)

Inventory at premises other than those owned and controlled by Borrower, except if Agent shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Agent acknowledging Agent's first priority security interest in the Inventory, for itself and the ratable benefit of Lenders, waiving or subordinating to Agent's satisfaction all security interests and claims by such person against the Inventory and permitting Agent and Lenders access to, and the right to remain on, the premises so as to exercise Agent's and, subject to the provisions of Section 12.3(b) of this Agreement, Lenders' rights and remedies and otherwise deal with the Collateral; (f) Inventory subject to a security interest or lien in favor of any person other than Agent (for itself and the ratable benefit of Lenders), except those (if any) permitted in this Agreement; (g) bill and hold goods, except for bill and hold goods otherwise constituting Eligible Inventory, as to which the related Account is not deemed an Eligible Account solely by reason of Borrower's failure to deliver to Agent the agreement from the account debtor referred to in subsection (g) of the definition of Eligible Accounts; (h) unserviceable, obsolete or slow moving Inventory; (i) Inventory which is not subject to the first priority, valid and perfected security interest of Agent, for itself and the ratable benefit of Lenders; (j) damaged and/or defective Inventory (including damaged and/or defective returned Inventory); (k) returned Inventory with respect to which a credit by Borrower against the related Account has not yet been reported to Agent; and (l) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Agent in good faith, upon notice to Borrower of any such changes. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.34 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

     1.35 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.36 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.37 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.38 "Eurodollar Rate" shall mean, with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Agent) on or about 9:00 a.m. (Atlanta, Georgia time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

     1.39 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.40 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.41 "Excess Availability" shall mean at any time, the amount, as determined by Agent, equal to:

           (a) the lesser of: (i) the amount of Revolving Loans which would be available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory, as determined by Agent, and subject to the applicable sublimits and Availability Reserves at such time established by Agent hereunder, and (ii) the Revolving Loan Limit, minus
                      -----

           (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (other than the Term Loan), plus (ii)(A) the aggregate amount of all then outstanding and unpaid accounts payable of Borrower (including those relating to held checks) which have remained unpaid more than sixty (60) days past their original due dates as of such time and (B) unpaid costs, fees and expenses of the transactions contemplated hereby (including, the Credit Facility, the Chapter 11 Case, the Plan and the Merger.

     1.42 "Final Order" shall mean a final order duly entered by the Bankruptcy Court, which has not been modified, vacated, reversed, revoked, rescinded or stayed and with respect to which order no appeal or request for rehearing or petition for writ of certiorari shall have been filed or granted and which is no longer subject to appeal or request for rehearing or further appeal or petition for writ of certiorari or other or further review in any forum.

     1.43 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.44 "Financing Orders" shall mean, collectively, the orders of the Bankruptcy Court providing for secured financing to Bibb during the pendency of the Chapter 11 case.

     1.45  "Food Security Act" shall mean the Food Security Act, 7 U.S.C.A.
(S)1631, as the same now exists or may hereafter be amended or supplemented, together with all regulations now or hereafter promulgated thereunder.

     1.46 "Free Cash Flow" shall mean, for any measurement period, (i) EBITDA for such period minus (ii) the sum for Borrower and its subsidiaries for such
                -----
period of (A) lesser of (x) Capital Expenditures and (y) the aggregate Maximum Base Capital Expenditures, (B) the provision for income taxes, but excluding any tax benefits for such period to the extent they exceed the provision for income taxes for such period and (C) Interest Expense and principal paid or payable by Borrower and its subsidiaries during such period on all indebtedness for borrowed money of Borrower and its subsidiaries, including, without limitation, capital leases and the deferred purchase price of long term assets.

     1.47 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronounce ments of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of the financial covenants contained in Sections 9.13 through 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Agent prior to the date hereof.

     1.48 "Generic Towels" shall mean Inventory of Borrower consisting of generic towels sold to, or sold to distributors for resale to, grocery retailers.

     1.49 "Greige Goods Inventory" shall mean Inventory of Borrower consisting of undyed and unfinished woven fabric on rolls, used by Borrower in the production of finished goods.

     1.50 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

     1.51 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets, after giving effect to the consummation of the Merger, the other provisions of the Plan and the Confirmation Order, in the form provided by or on behalf of Borrower to Agent and Lenders in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.52 "Interest Expense" shall mean, for any period, the amount which would, in conformity with GAAP, be set forth opposite the caption "interest expense" or any like caption on a consolidated statement of operations of the Borrower and its subsidiaries prepared on a consolidated basis in accordance with GAAP, excluding amortization of deferred financing costs, plus fees and
                                                               ----
expenses attributable to transfers involving the sale or financing of Accounts through the Trust (prior to the repurchase by and reconveyance of the Trust Receivables to Bibb).

     1.53 "Interest Period" shall mean, for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, commencing three (3) Business Days following Agent's receipt of a request by Borrower for such Interest Period under Section 3.1(b) hereof, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an
                                   --------  ----
Interest Period which will end after the last day of the term of this Agreement.

     1.54 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one (1%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, subject to adjustment pursuant to the provisions of Section 3.1(f) hereof, a rate of three and one-quarter (3 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, upon prior notice to
                                     --------  ----
Borrower, the Agent may require, and upon the written direction of the Required Lenders shall require, that the interest rate payable as to each of the Prime Rate Loans and the Eurodollar Rate Loans (if not converted to Prime Rate Loans as provided herein) be increased by two (2%) percent per annum (such increased rate, the "Default Rate"), without notice, (a) for the period on and after (i) the date of termination of this Agreement pursuant to Section 10.2 or 13.1 hereof and until such time thereafter as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower), or (ii) the date of the occurrence of any Default or Event of Default, and for so long as such Event of Default or Default exists or is continuing, and (b) on the Loans at any time outstanding in excess of the amounts available to Borrower under
Section 2 hereof (whether or not such excess(es), arise or are made with or without Agent's knowledge or consent and whether made before or after a Default or Event of Default).

     1.55 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

     1.56 "Letter of Credit Accommodations" shall mean, with respect to the Credit Facility, the letters of credit or other guaranties which are from time to time either (a) issued or opened by Agent for the account of Borrower or any Obligor or (b) with respect to which Agent or any Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

     1.57 "Licensed Goods Reserve" shall mean an Availability Reserve equal to five (5%) percent of the cost of Inventory on hand bearing licensed trademarks, logos or other intellectual property, as to which Borrower has not provided the Agent with a written agreement executed by the licensor of the kind described in Section 4.1(q)(ii) hereof, adjusted monthly.

     1.58  "Loans" shall mean, collectively, the Revolving Loans and the Term
Loan.

     1.59 "Material Adverse Effect" shall mean any material adverse effect upon the business, assets or financial condition of Borrower, or any material adverse effect upon the Collateral or the Agent's or any Lender's rights or interests in or with respect to the Collateral or Borrower's ability to pay and perform the Obligations.

     1.60 "Maximum Base Capital Expenditures" shall mean, as to the respective measurement periods set forth on the Financial Covenants Schedule annexed hereto, the respective amounts shown for such periods on the Financial Covenants Schedule under the column entitled "Maximum Base Capital Expenditures".

     1.61 "Maximum Credit" shall mean the amount of (i) $115,000,000 at all times between July 1 and November 30 in each calendar year or (ii) $110,000,000 at all times between December 1 and June 30 in each calendar year, in each case reduced by the aggregate amount of payments and prepayments, applied to the Term Loan after the Closing Date.

     1.62 "Maximum Interest Rate" shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of Borrower to Agent and Lenders, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Interest Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of three hundred sixty-five
(365) or three hundred sixty-six (366) days, as the case may be).

     1.63 "Merger" shall mean the merger of Newco with and into Bibb, with Newco being the surviving corporation, pursuant to the Plan, the Merger Agreements and applicable law.

     1.64 "Merger Agreements" shall mean, collectively, the Agreement and Plan of Merger and the Certificate of Merger by and between Bibb and Newco executed and delivered on or prior to the date hereof, as authorized by the Confirmation Order, providing for the Merger to be effective on the Effective Date in accordance with the Plan and applicable law, together with all documents, instruments and certificates delivered thereunder and pursuant thereto.

     1.65 "Mortgages" shall mean, individually and collectively, each of the following and each other mortgage, deed to secure debt or deed of trust or other instrument at any time granting Agent, for itself and the ratable benefit of Lenders, a lien upon any of Borrower's Real Property (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Deed to Secure Debt and Security Agreements, dated as of the Closing Date, by Borrower in favor of Agent, for itself and the ratable benefit of Lenders, with respect to the Real Property and related assets of Borrower in Columbus, Fort Valley, Juliette, Sargent, Porterdale and Macon, Georgia (b) the Deed of Trust, Assignment of Rents and Leases and Security Agreement, dated as of the Closing Date, by Borrower in favor of Douglas S. Granger, as Trustee, for the benefit of Agent, for itself and the ratable benefit of Lenders, with respect to the Real Property and related assets of Borrower in Brookneal, Virginia, (c) the Open End Mortgage and Security Agreements, dated as of the Closing Date, by Borrower in favor of Agent, for itself and the ratable benefit of Lenders, with respect to the Real Property and related assets of Borrower in Abbeville and Greenville, South Carolina, and (d) the Deed of Trust and Security Agreements, dated as of the Closing Date, by Borrower in favor of Kenneth M. Greene, as trustee, for the benefit of Agent, for itself and the ratable benefit of Lenders, with respect to the Real Property and related assets of Borrower in Goldsboro, Roanoke Rapids and Rockingham, North Carolina.

     1.66 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.67 "Net Income (Loss)" shall mean, for any fiscal period, the aggregate net income (or loss) after provision (benefit) for income taxes of Borrower and its subsidiaries, if any, for such period, determined on a consolidated basis in accordance with GAAP.

     1.68 "Newco" shall mean The New Bibb Company, a Delaware corporation, formed for the purpose of becoming party to and the surviving corporation of the Merger, and its successors and assigns. The corporation defined as "Borrower" herein is the same corporate entity as Newco and is sometimes referred to as Newco herein with respect to the period prior to the Effective Date.

     1.69 "Obligations" shall mean any and all Revolving Loans, the Term Loan, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Lender and/or its affiliates, arising under or in connection with or relating to this Agreement or the other Financing Agreements, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement, before or after the commencement of any case with respect to Bibb or Borrower under the U.S. Bankruptcy Code or any similar statute, or before or after the confirmation of or Effective Date of the Plan (and including, without limitation, all principal, interest, fees, costs, expenses and other amounts owed to Agent or Lenders in connection with or relating to further proceedings in the Chapter 11 Case or any converted or succeeding case or proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or any Lender.

     1.70 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

     1.71 "Overformula Loans" shall mean Revolving Loans made or Letter of Credit Accommodations issued or caused to be issued that, when made or issued, cause the aggregate outstanding principal amount of Revolving Loans and Letter of Credit Accommodations to exceed (or to exceed by a greater amount) the Revolving Loan Availability at such time.

     1.72 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section
13.5 of this Agreement governing participations.

     1.73 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

     1.74 "Permitted Overformula Loans" shall mean Overformula Loans made by Agent, for the ratable account and risk of Lenders, in Agent's discretion from time to time:

                  (i) without the need for consent by any of the Lenders:

                      (A) in amounts that do not, to the actual knowledge of
                  Agent, after giving effect
                  to such Overformula Loans, cause the aggregate Revolving Loans and Letter of Credit Accommodations outstanding at such time to exceed (or exceed by a greater amount) the Revolving Loan Availability at such time, plus $5,000,000, or cause the outstanding Loans and Letter of Credit Accommodations to exceed the Maximum Credit at such time; provided, however,
                                                          --------  -------
                  that no Overformula Loan shall constitute a Permitted Overformula Loan for purposes of this clause (i)(A) if, to Agent's actual knowledge, there have been any Overformula Loans outstanding at one or more times during the immediately preceding thirty (30) day period, unless either (x) there has been a period of at least fifteen (15) consecutive days during such immediately preceding thirty (30) day period during which no Overformula Loan was outstanding (such fifteen (15) consecutive day period, a "Cleanup Period"), or (y) not more than thirty (30) days have elapsed after the first day upon which an Overformula Loan was outstanding that has not been followed by a Cleanup Period, in each case under clauses
                  (i)(A)(x) and (y), based on Agent's actual knowledge as to whether any such Overformula Loans are or were outstanding; and provided, further, that Agent may only make Voluntary
                      --------  -------
                  Overadvances (as defined below) under this clause (i)(A) during no more than four (4) periods of up to thirty (30) days as permitted under this clause (i)(A) during any one fiscal year of Borrower, and, in addition to any amounts under clause
                  (i)(A),

                       (B) in amounts, not to exceed $5,000,000 outstanding to
                  Agent's actual knowledge under this clause (i)(B) at any one time, that do not cause the outstanding Loans and Letter of Credit Accommodations to exceed the Maximum Credit, and that Agent believes are necessary for the direct preservation or protection of the Collateral or its value or the interests of Agent or Lenders therein; and/or

                  (ii) in amounts and on terms approved by the Required Lenders.

As used in clause (i)(A), the term "Voluntary Overadvance" shall mean an Overformula Loan that is voluntarily and intentionally made by Agent under this clause (i)(A) with actual knowledge that an Overformula Loan will thereby exist in excess of the initial amount of any Overformula Loans that first arose or were first known by Agent to exist during the same period of up to thirty (30) days under clause (i)(A), other than those that arose through a prior Voluntary Overadvance.

     1.75 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability corporation, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.76 "Plan" shall mean Borrower's Plan of Reorganization, in the form filed with the Bankruptcy Court on July 3, 1996, or such other form as shall be satisfactory to Agent and approved in writing by Lenders.

     1.77 "Pre-Tax Profit" shall mean, for any fiscal year of Borrower, the Net Income (Loss) before taxes of Borrower and its subsidiaries for such fiscal year, on a consolidated basis in accordance with GAAP, adjusted by (a) excluding therefrom, LIFO income and all extraordinary gains and other non-operating income (such as gains from the sale of long-term assets) of Borrower and its subsidiaries in such fiscal year, and by adding back LIFO expense all expenses of Borrower and its subsidiaries in such fiscal year attributable to the write-down of the book value of goodwill or of deferred financing costs, and further adjusted, without duplication of items adjusted under clause (a), by (b) excluding therefrom all gains, net of professional fees and other restructuring charges, and adding back all losses, in each case as recognized under "fresh start" accounting in bankruptcy pursuant to SOP-97, as properly applied to Borrower and its subsidiaries in the fiscal year in which the Effective Date occurs.

     1.78 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.79 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

     1.80 "Professional Fees Carve-Out" shall mean the priority lien and administrative expense claim, not to exceed the aggregate sum of $500,000, for allowed fees of the attorneys, accountants, investment advisors and other professionals of

Borrower and the creditors committee of Borrower incurred during the pendency of the Chapter 11 Case or any succeeding or converted case, available on the terms and conditions set forth in the Financing Orders, to the extent continued pursuant to the Confirmation Order.

     1.81  "Pro Rata Share" shall mean, with respect to each Lender, its
            --- ----
proportionate share of the Loans and the risk under Letter of Credit Accommodations, based on its Commitment Percentage, except as otherwise provided for in Section 6.7(d) hereof for purposes of calculation of the respective shares of Lenders in interest and fees collected and received from Borrower as provided under such Section.

     1.82 "Real Property" shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including without limitation, the real property and related assets more particularly described in the Mortgages.

     1.83 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

     1.84 "Reference Bank" shall mean CoreStates Bank, N.A., or such other bank as Agent may from time to time designate.

     1.85 "Required Lenders" shall mean, as of any date of determination thereof, Lenders having aggregate Commitment Percentages of seventy (70%) percent or more; provided, however, that in connection with any matter hereunder
                 --------  -------
permitting or requiring the approval, consent or direction by the Required Lenders, upon request to the Agent made by any Lender having a Commitment Percentage at the time of the request of at least twenty (20%) percent, net of all participating interests it has granted to Participants, the Required Lenders shall mean Lenders and/or Participants having aggregate Commitment Percentages of seventy (70%) percent or more, the Commitment Percentage of (i) each Lender to be determined, for purposes only of this proviso, based on the amount of its Commitment, net of all participating interests it has granted to Participants, and (ii) each Participant to be deemed for purposes only of this proviso, equal to its percentage participating interest expressed as a percentage of the aggregate Commitments of the Lenders.

     1.86 "Revolving Loan Availability" shall mean, at any time, the aggregate amount of Revolving Loans that Agent determines would be available to Borrower at such time based on the lending formulas and subject to the sublimits and Availability Reserves provided for in Section 2.1 hereof, assuming, solely for purposes of such determination, that the outstanding Revolving Loans and Letter of Credit Accommodations are zero at the time of determination.

     1.87 "Revolving Loan Limit" shall mean, an amount equal to (i) $90,000,000 at all times during the period July 1 through November 30 in each calendar year, or (ii) $85,000,000 at all times during the period December 1 through June 30 in each calendar year.

     1.88 "Revolving Loans" shall mean the loans made to or for the benefit of Borrower by Lenders or, at Agent's option, by Agent for the ratable account of Lenders, on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.89 "Revolving Notes" shall mean the promissory notes made by Borrower in favor of each Lender evidencing the Obligations of Borrower to each Lender with respect to Revolving Loans made by Lenders pursuant to the Credit Facility, with each Revolving Note being in a maximum principal amount equal to the respective Lender's Pro Rata Share of the Revolving Loan Limit.
         --- ----

     1.90 "Strategic Plan" shall mean the business plan to be prepared and adopted by Borrower with the advice and recommendations of the Consultant, setting forth, inter alia, Borrower's proposed actions, the objectives and
               ----- ----
timetable thereof, and the supporting financial projections therefor.

     1.91 "Subordinated Noteholders" shall mean the holders of the Subordinated Notes, any trustee(s) for such holders, and all of their successors and assigns.

     1.92 "Subordinated Notes" shall mean the 13.875% Senior Subordinated Notes due 1999 and 14% Senior Subordinated Notes due 1999 heretofore issued by Bibb.

     1.93 "Supplemental Capital Expenditures Allowance" shall mean an allowance for Capital Expenditures which the Borrower shall be permitted to make, in addition to the Capital Expenditures permitted to be made in the respective measurement periods as provided in Sections 9.15(i) and (ii) hereof. The amount of such additional allowance for Capital Expenditures shall, at any date of determination be calculated as follows, but such amount shall only be permitted to be expended if such amount is a positive amount as of the date of expenditure:

           (a)    $1,500,000 plus an amount equal to $1,500,000 multiplied by
                                                                ---------- --
                  the number of full fiscal quarters of Borrower that have commenced after the Closing Date and on or prior to the date of determination (but not to exceed in the aggregate, the amount of $6,000,000); plus
                                         ----

           (b) an amount, not less than zero, equal to fifty (50%) percent of the cumulative positive or negative Free Cash Flow for Borrower's fiscal year(s) ended on or after December 31, 1996 and prior to the date of determination, as calculated based on Borrower's audited annual consolidated financial statements for such fiscal years delivered under Section 9.6 hereof; minus
                  -----

           (c) all Capital Expenditures previously made under the Supplemental Capital Expenditure Allowance prior to the date of determination.

     1.94 "Supplemental Capital Expenditures Reserve" shall mean the Availability Reserve established by Agent on the Closing Date hereof pursuant to
Section 2.4(b) hereof, initially in an amount equal to $6,000,000.

     1.95 "Tangible Net Worth" shall mean, as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries (excluding good will and other intangible assets), calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) indebtedness
                                                           ----
of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Agent and Required Lenders.

     1.96 "Term Loan" shall mean the term loan made to Borrower by Lenders, or at Agent's option, by Agent for the ratable account of Lenders, pursuant to the Credit Facility as provided for in Section 2.3 hereof.

     1.97 "Term Loan Reserve" shall mean the Availability Reserve in the amount of $10,000,000 established by Agent on the Closing Date.

     1.98 "Term Notes" shall mean the promissory notes made by Borrower in favor of each Lender evidencing the Obligations of Borrower to each Lender with respect to the Term Loan made by Lenders pursuant to the Credit Facility, with each Term Note being in a principal amount equal to the respective Lender's Pro
                                                                            ---
Rata Share of the Term Loan.
----

     1.99 "Transamerica" shall mean Transamerica Business Credit Corporation, a Delaware corporation, and its successors and assigns.

     1.100 "Trust" shall have the meaning set forth in Section 4.1(d) hereof.

     1.101 "Trust Receivables" shall have the meaning set forth in Section 4.1(d) hereof.

     1.102 "U.S. Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules thereunder or related thereto.

     1.103 "Value" shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP, or (b) market value.

     1.104 "Working Capital Ratio" shall mean as to any Person, at any time, in accordance with GAAP, on a consolidated basis for such Person and its subsidiaries (if any), the ratio of: (a) the aggregate net book value of all current assets of such Person and its subsidiaries (as determined in accordance with GAAP), calculating the book value of inventory for this purpose on a first-in-first-out basis, to (b) all current liabilities of such Person and its subsidiaries (as determined in accordance with GAAP); provided, that, as to
                                                      --------  ----
Borrower, for purposes of calculating the Working Capital Ratio hereunder, the liabilities of Borrower and its subsidiaries to the Agent and Lenders under the Credit Facility shall not be considered current liabilities (whether or not classified as current liabilities in accordance with GAAP).


SECTION 2. CREDIT FACILITY
           ---------------

     2.1   Revolving Loans.
           ---------------

           (a) Subject to and upon the terms and conditions contained herein, each of the Lenders agrees severally (and not jointly) to fund its Pro Rata Share of Revolving Loans to Borrower from time to
                     --- ----
time in amounts requested by Borrower, up to the amount at any one time outstanding equal to the sum of:

                  (i) eighty-five (85%) percent of the Net Amount of Eligible Accounts, subject to the sublimit set forth in Section 2.1(c) hereof; plus
           ----

                  (ii) the lesser of (A) $55,000,000, or (B) the sum of:

                       (1) seventy (70%) percent of the Value of Eligible
                  Inventory consisting of Commodity Raw Cotton and Fiber Inventory; plus

                       (2) sixty-five (65%) percent of the Value of Eligible
                  Inventory consisting of finished goods and Greige Goods Inventory; plus

                       (3) the lesser of (x) $2,300,000, or (y) fifteen (15%)
                  percent of the Value of Eligible Inventory consisting of work-in-process of Borrower (excluding Greige Goods Inventory); less
                  ----

                  (iii)all Availability Reserves.

The Revolving Loans shall be (a) evidenced by the Revolving Notes duly executed and delivered by Borrower to each Lender, (b) repaid, together with interest and other amounts, in accordance with this Agreement, the Revolving Notes and the other Financing Agreements and (c) secured by all of the Collateral.

          (b) Agent may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce the lending formulas with respect to Eligible Accounts to the extent that Agent determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory (based upon updated appraisals at Borrower's expense acceptable to

Agent, which Agent shall have the right to require once during each twelve (12) month period prior to an Event of Default and at any time(s) after an Event of Default), or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

          (c) The maximum amount of Revolving Loans available in respect of Eligible Accounts arising from the sale of Generic Towels shall not exceed (i) $2,125,000 at any one time in respect of all such Eligible Accounts, or (ii) $1,275,000 in respect of all such Eligible Accounts that are unpaid more than ninety (90) days past their original invoice dates (up to a maximum of one hundred fifty (150) days past their original invoice dates), in each case notwithstanding the total amount of such Eligible Accounts at any time outstanding.

          (d) The aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. The aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the lesser of (i) the Revolving Loan Limit or (ii) the Revolving Loan Availability; provided, that in the Agent's
                                               --------
discretion, the Agent may make or permit to remain outstanding Permitted Overformula Loans. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceeds the Revolving Loan Limit or Revolving Loan Availability or any applicable sublimit, including the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d), or the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent and Lenders in that circumstance or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of Lenders, the entire amount of any such excess(es) for which payment is demanded.

     2.2   Letter of Credit Accommodations.
           -------------------------------

           (a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees, for the ratable risk of Lenders, according to their Pro Rata Shares, to provide or arrange for Letter of Credit
                   --- ----
Accommodations to be issued for the account of Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by Agent or Lenders to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to Section 2.1 hereof.

          (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the ratable benefit of Lenders, a letter of credit fee at a rate equal to two and one-half (2 1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon written direction of the Required Lenders shall, require Borrower to pay to Agent, for the ratable benefit of Lenders, such letter of credit fee, without notice, at a rate equal to four and one-half (4 1/2%) percent per annum or such daily outstanding balance for: (i) the period from and after the date of termination hereof until Agent has received, for the ratable benefit of Lenders, full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and
(ii) the period from and after the date of the occurrence of a Default or Event of Default for so long as such Default or Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.

          (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the unused portion of the Revolving Loan Availability is (subject to the Revolving Loan Limit) equal to or greater than an amount equal to one hundred (100%) percent of the face amount thereof and all other commit ments and obligations made or incurred by Agent or any Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in this Section 2.2(c).

          (d) Except in Agent's discretion, with the consent of the Required Lenders, the aggregate amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent and Lenders in connection therewith shall not at any time exceed $15,000,000. At any time an Event of Default exists or has occurred and is continuing, the Agent may, and upon the written direction of the Required Lenders shall, require Borrower to either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any or all Letter of Credit Accommodations or furnish cash collateral to Agent, for itself and the ratable benefit of Lenders, for the Letter of Credit Accommodations, and in either case (i) such cash collateral shall be in an amount equal to one hundred five (105%) percent of the outstanding face amount of all Letter of Credit Accommodations, and (ii) the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) upon such cash collateral being so furnished as required in this Section.

          (e) Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which any of Agent or Lenders may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, but if Agent or Lender is the issuer of a Letter of Credit Accommodation, Borrower shall not be required to indemnify such person (who is the issuer) for any losses, claims, damages, liabilities, costs and expenses directly caused by such person's own gross negligence or wilful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation.
The provisions of this Section 2.2(e) shall survive the payment of the Obligations and the termination of this Agreement.

          (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Agent or Lenders in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent, unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Agent shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in Borrower's name.

          (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Agent and Lenders. Any duties or obligations undertaken by Agent or any Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent or any Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Agent or the applicable Lender(s) and to apply in all respects to Borrower.

     2.3   Term Loan.  Subject to satisfaction of each of the conditions
           ---------
precedent set forth in Section 4.1 hereof, each of Lenders severally (and not jointly) agrees to fund its Pro Rata Share of a term loan to Borrower, in a
                            --- ----
single advance, in the aggregate original principal amount of $25,000,000. The Term Loan shall be (a) evidenced by the Term Notes in the aggregate original principal amount of $25,000,000 duly executed and delivered by Borrower to Lenders concurrently herewith (b) repaid, together with interest and other amounts, in accordance with this Agreement, the Term Notes and the other Financing Agreements, and (c) secured by all of the Collateral.

     2.4   Availability Reserves.
           ---------------------

           (a) All Revolving Loans and Letter of Credit Accommodations otherwise determined by Agent to be available to Borrower pursuant to the lending formulas and subject to the Maximum Credit, the Revolving Loan Limit and other applicable sublimits hereunder shall be subject to Agent's continuing right to establish and revise Availability Reserves.

           (b) Without limiting any other rights of Agent under this Agreement with respect to the establishment of Availability Reserves or otherwise, and in addition to any other

Availability Reserves at any time established by Agent, Agent hereby establishes Availability Reserves in the amount of (i) the Supplemental Capital Expenditures Reserve, (ii) the Term Loan Reserve, (iii) the Professional Fees Carve-Out, (iv) past due real property taxes plus interest and penalties accrued and accruing thereon, which reserve and increases thereof may be estimated by Agent and shall be adjusted monthly until all such unpaid amounts are fully paid, and (v) the Licensed Goods Reserve; provided, that in Agent's sole discretion, Agent may
                        --------  ----
phase-in the establishment of the Licensed Goods Reserve in installments over a period not to exceed ninety (90) days after the Closing Date, subject to Agent's right to implement the balance of the Licensed Goods Reserve in full at any time. Unless, on or before December 31, 1996, all past due real property taxes, plus interest and penalties accrued and accruing thereon through the date of payment, shall be paid in full by Borrower and evidence thereof and of the discharge of all liens securing such taxes and related amounts is delivered to Agent, then, in addition to all other rights and remedies of Agent, Agent may directly pay such taxes and related amounts at any time thereafter for Borrower's account, all such amounts so paid by Agent to be deemed Revolving Loans hereunder. The Availability Reserve established by Agent hereunder to cover such taxes and related amounts shall be released (x) to the extent Agent makes such payments for Borrower's account and the liens securing such taxes and related amounts so paid are discharged, or (y) to the extent Borrower makes arrangements satisfactory to Agent for the use of Revolving Loans thereby made available hereunder for purposes of effecting payment by Borrower of such taxes and related amounts and the discharge of all liens securing such taxes and related amounts so paid.

          (c) Unless a Default or Event of Default shall exist or shall have occurred and be continuing, the Supplemental Capital Expenditures Reserve shall be adjusted by Agent monthly after receipt of each Covenant Compliance Certificate delivered by Borrower under Section 9.6(e), to effect partial releases of such Availability Reserve by the amounts expended for, or, at Agent's option, by amounts to be used to fund Revolving Loans to be used by Borrower, under arrangements satisfactory to Agent, solely for permitted Capital Expenditures under the portion of the Supplemental Capital Expenditures Allowance provided in clause (a) of the definition of Supplemental Capital Expenditures Allowance.

          (d) Unless a Default or Event of Default shall exist or shall have occurred and be continuing, the Term Loan Reserve shall be released by Agent upon the satisfaction of all of the following conditions:

                  (i) Borrower shall have timely delivered to Agent and Lenders the Phase I and Phase II environmental reports as provided for in the engagement delivered pursuant to Section 4.1(b)(ii) and such reports shall be in form satisfactory to Agent and Lenders and shall not indicate potential investigation and/or remediation costs in an aggregate amount in excess of $3,000,000 for all facilities covered by such reports other than Abbeville, South Carolina, or in an aggregate amount in excess of $3,000,000 for Abbeville, South Carolina;

                  (ii) Borrower shall have timely delivered to Agent and Lenders its Strategic Plan, as required under Section 9.19(b) hereof; and

                  (iii) Borrower shall have completed all of the elements of its Strategic Plan referred to in Section 9.19(c) hereof (including obtaining any required written consents from Agent and/or Lenders in connection therewith and fulfillment of all terms and conditions of such consents).

Without limiting the terms and conditions the Agent and/or Lenders may require as referred to in clause (iii) of this Section 2.4(d), such conditions shall include, without limitation, the requirement that, out of the proceeds received from any permitted sale of the divisions and facilities described in Section 9.19(c)(i), Borrower shall make a mandatory prepayment of (A) Revolving Loans in amounts that Agent determines are attributable to Eligible Accounts and Eligible Inventory of such divisions so sold or whose value is determined by Agent to be impaired by such sale, and (B) the Term Loan by an amount sufficient to reduce the outstanding principal amount thereof to an amount equal to (1) the lesser of
(x) seventy five (75%) percent of the appraised orderly liquidation value of the Borrower's remaining owned Equipment that is subject to a first priority security interest in favor of Agent, for itself and the ratable benefit of Lenders, excluding the Equipment at Abbeville, South Carolina and Rockingham, North Carolina, such appraisal to be a then-current appraisal addressed to Agent (or upon which Agent and Lenders shall be permitted to rely) and prepared at Borrower's expense by an appraiser and having scope, methodology and form acceptable to Agent, or (y) $18,000,000, minus (2) all payments and prepayments
                                         -----
made in respect of the Term Loan prior to the prepayment required under clause
(B) of this Section 2.4(d); and such mandatory prepayment of the Term Loan shall be applied to the principal installments thereunder in the inverse order of the maturities thereof.

     2.5   Commitments.  The Commitments of the Lenders shall be the respective
           -----------
amounts set forth below each Lender's signature on the signature pages thereto, as the same may from time to time be amended with the written acknowledgment of the Agent in connection with executed Assignment Agreements executed and delivered to evidence permitted assignments by the Lenders as provided in Section 13.5 hereof.


SECTION 3. INTEREST AND FEES
           -----------------

     3.1   Interest.
           --------

           (a) Borrower shall pay to Agent, for the ratable benefit of Lenders, interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date and during the continuance of any Event of Default or on or after the date of termination hereof shall be payable ON DEMAND.

           (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, as of such date each of the following conditions is satisfied as
--------  ----
determined by Agent: (i) no Default or Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans,
(iv) no more than five (5) Interest Periods may be in effect at any one time,
(v) the amount of each Eurodollar Rate Loan must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to eighty (80%) percent of the daily average of the principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent (but with no obligation of Agent or Lenders to make such Loans) and (vii) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent or Lenders through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, none of Agent, Lenders or Reference

Bank shall be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent or Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, or as directed in writing by the Required Lenders, upon notice by Agent to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default shall exist or shall have occurred and be continuing, (ii) this Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Agent, for itself and the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge to any loan account of Borrower) any amounts required to compensate Agent, any Lender, the Reference Bank or any Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

          (d) Interest shall be payable by Borrower to Agent, for the benefit of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. Borrower hereby acknowledges and understands that the calculation of interest on the basis of the actual days elapsed over the period of a three hundred and sixty (360) day year as opposed to a year of three hundred sixty-five (365) or three hundred and sixty-six (366) days results in a higher effective rate of interest. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

          (e) On the date hereof, the Prime Rate is eight and one-quarter (8.25%) percent and, therefore, the rate of interest that would be in effect hereunder for Prime Rate Loans if any were made and outstanding on the date of this Agreement, expressed in simple interest terms is nine and one-quarter (9.25%) percent per annum.

           (f) The Interest Rate with respect to Eurodollar Rate Loans is subject to adjustment as follows:

                  (i) if Borrower's Pre-Tax Profit is at least $6,000,000 for its fiscal year ending December 31, 1996, then the pre-default Interest Rate for Eurodollar Rate Loans will be reduced to three (3%) percent per annum above the Adjusted Eurodollar Rate.

                  (ii) if Borrower's Pre-Tax Profit is at least $16,000,000 for its fiscal year ending December 31, 1997, and Borrower previously became entitled to the reduction in the pre-default Interest Rate for Eurodollar Rate Loans as described in Section 3.1(f)(i) above, then the pre-default Interest Rate for Eurodollar Rate Loans will be further reduced to two and three-quarters (2.75%) percent per annum above the Adjusted Eurodollar Rate.

                  (iii) If Borrower's Pre-Tax Profit for its fiscal year ending December 31, 1996 is less than $6,000,000, but Borrower's Pre-Tax Profit for its fiscal year ending December 31, 1997 is at least $16,000,000, then the pre-default Interest Rate for Eurodollar Rate Loans will be reduced to three (3%) percent per annum above the Adjusted Eurodollar Rate.

                  (iv) Each adjustment in the Interest Rate for Eurodollar Rate Loans shall be effective as to each Interest Period that commences on or after the tenth (10th) day after the delivery to Agent of audited financial statements of the Borrower for the applicable fiscal year showing that the required financial results were achieved and accompanied by the unqualified audit report and opinion thereon of independent certified public accountants acceptable to Agent.

                  (v) No adjustments in the pre-default Interest Rate for Eurodollar Rate Loans as described in this Section 3.1(f) shall become effective if, at the time an adjustment would otherwise be made under this Section 3.1(f), a Default or Event of Default exists or has occurred and is continuing.

     3.2   Commitment and Closing Fees.
           ---------------------------

           (a) Pursuant to or in connection with the Merger

Agreements and as approved pursuant to the Confirmation Order, Bibb shall, on behalf of Borrower, pay to Agent for the ratable benefit of Lenders, based on their Pro Rata Shares, a Commitment fee in the sum of $250,000, which fee is
      --- ----
fully earned and payable in immediately available funds upon the execution and delivery hereof. Such fee shall not be refundable in any event.

           (b) Borrower shall pay to the Agent for the ratable benefit of Lenders, based on their Pro Rata Shares, a fee of $1,000,000, earned and payable
                        --- ----
in full on the Closing Date.

     3.3   Servicing Fee.  Borrower shall pay annually to the Agent, for its own
           -------------
account, a servicing fee in an amount equal to $100,000 for each year or part thereof during the term (including any renewal term) of the Credit Facility after the first anniversary of the date of this Agreement, and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on each anniversary of the date hereof, commencing with the first anniversary of the date of this Agreement.

     3.4   Unused Line Fee.  Borrower shall pay to the Agent, for the ratable
           ---------------
benefit of Lenders, based on their Pro Rata Shares, on the first day of each
                                   --- ----
month while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, an unused line fee at a rate equal to one-half of one (.5%) percent per annum calculated upon the amount by which (i) the Revolving Loan Limit in effect during the immediately preceding month exceeds
(ii) the aggregate principal balance of Revolving Loans and Letter of Credit Accommodations outstanding during the immediately preceding month (or part thereof).

     3.5   Maximum Interest.
           ----------------

           (a) Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lenders or by Agent, for itself or the benefit of Lenders, pursuant to the terms of this Agreement or any of the other Financing Agreements and that are deemed interest under applicable law, exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements, or any Event of Default, or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by Borrower of any of the

Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Agent or Lenders to contract for, charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by applicable law in excess of the Maximum Interest Rate. In no event shall Borrower be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay interest or such amounts which are deemed to constitute interest in amounts which exceed the Maximum Interest Rate shall be (i) without binding force or effect, at law or in equity, to the extent of the excess of interest or such amounts which are deemed to constitute interest over such Maximum Interest Rate, and (ii) deemed amended to conform to the provisions of this Section 3.5.

          (b) In the event any interest is charged or received in excess of the Maximum Interest Rate ("Excess"), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error,
                                                              ---- ----
and that any Excess received by Agent or Lenders, shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Agent and Lenders do not intend to collect any unearned interest, in the event of any such acceleration. Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or Lenders hereunder or under any of the other Financing Agreements, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law.

          (c) By its execution of this Agreement, Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any interest or such amounts which are deemed to constitute interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or Lenders, all interest at any time contracted for, charged or received from Borrower in connection with this Agreement or any of the other Financing Agreements shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws.

          (d) Borrower, Agent and Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment, other than payments of interest pursuant to Section 3.1 hereof, as an expense, fee or premium rather than as interest and (ii) exclude voluntary prepayments and the effects thereof.

          (e) The provisions of this Section 3.5 shall be deemed to be incorporated into each of the other Financing Agreements (whether or not any provision of this Section is referred to therein). Each of the Financing Agreements and communications relating to any interest owed by Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of the Obligations, be automatically recomputed by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

     3.6  Changes in Laws and Increased Costs of Loans.
          --------------------------------------------

          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by any affected Lender or by Agent to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Agent, any Lender, Reference Bank or any Participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, by an amount deemed by any affected Lender to be material, or (B) shall result in the increase in the costs to Agent, any Lender, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by Agent or any Lender in respect thereof, by an amount deemed by Agent or such Lender to be material or (ii) the cost to Agent, any Lender, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Agent or any affected Lender to be material. Borrower shall pay to Agent, for itself and the ratable benefit of the affected Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower for) any amounts required to compensate Agent, any affected Lender, the Reference Bank or any Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Agent or the affected Lender setting forth the basis for the determination of such amount necessary to compensate the Agent or affected Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

           (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Agent, other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section
6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Agent, for itself and the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate Agent, any Lender, the Reference Bank or any Participant for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Person to make or maintain such Eurodollar Rate Loans or any portion thereof.


SECTION 4. CONDITIONS PRECEDENT
           --------------------

     4.1   Conditions Precedent to the Initial Loans.  Each of the following is
           -----------------------------------------
a condition precedent to the Lenders making the initial Loans:

           (a) Agent shall have received, in form and substance satisfactory to Agent and Lenders, all releases, terminations and such other documents as Agent or Lenders may request to evidence and effectuate the termination by the Citicorp Group and each member thereof of all financing arrangements with Borrower, Bibb (including the DIP Credit Facility and any financing arrangements in effect prior to the commencement of the Chapter 11 Case), Newco or any Obligor and the termination and release by the Citicorp Group and each member thereof of any interest in and to any assets and properties of Borrower, Bibb, Newco and each Obligor held by Citicorp, individually or as agent, or any other member of the Citicorp Group, with respect to such financing arrangements, duly authorized, executed and delivered by it, including, but not limited to, (i) Uniform Commercial Code termination statements for all Uniform Commercial Code financing statements previously filed by it or its predecessors, as secured party, and Borrower, Bibb, Newco or any Obligor, and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt previously granted by Bibb or its predecessor, Newco, Borrower or any Obligor in favor of Citicorp, individually or as agent, or a trustee acting on its behalf, or any other member of the Citicorp Group, in form acceptable for recording in the appropriate governmental offices;

          (b)     (i)    Agent shall have received (A) reports of Phase I
environmental audits addressed to Agent (or upon which Agent and Lenders are expressly permitted to rely) with respect to Borrower's owned Real Property, other than the graphics facility in Macon, Georgia and the facilities referred to in clause (B), such audits and reports to be conducted and prepared at Borrower's expense by Water and Air Research, Inc. or other independent environmental engineering firm acceptable to Agent and Lenders, as of an acceptable date and in form, scope and methodology satisfactory to Agent and Lenders, and (B) in the case of Borrower's owned Real Property in Abbeville, South Carolina, Greenville, South Carolina (White Horse Plant), Fort Valley, Georgia and Juliette, Georgia (Plant Camellia), a review report of prior Phase I environmental audits as to such facilities, each such review report to be prepared by Water and Air Research or other independent environmental engineering firm acceptable to Agent and Lenders; and each such report under clauses (A) and (B) shall confirm, in the case of Real Property other than Borrower's Real Property located at Abbeville, South Carolina and Brookneal, Virginia, that (x) Borrower is in compliance with all applicable Environmental Laws in all material respects and (y) there is not any material potential or actual liability of Borrower for any remedial action with respect to any environmental condition or any other significant environmental problems; and

                  (ii) Agent shall have received, in form and substance satisfactory to Lenders, an engagement letter between Borrower and Water and Air Research Inc. or other independent environmental engineering firm acceptable to Agent, under which, at Borrower's expense, additional environmental audit, testing and evaluation shall be conducted and a current Phase I environmental report rendered with respect to Borrower's Real Property located at Abbeville, South Carolina and current Phase II environmental reports rendered with respect to Borrower's Real Property located at Greenville, South Carolina (White Horse Plant), Fort Valley, Georgia and Juliette, Georgia (Plant Camellia), all in such form, scope and methodology acceptable to Agent and Lenders, and providing for completion of such audit, testing, evaluation and delivery of such Phase I and Phase II reports, all by no later than October 31, 1996, and which reports shall be addressed to Agent, or upon which Agent and Lenders are expressly permitted to rely;

          (c) Agent shall have received, in form and substance satisfactory to Agent and Lenders, valid and effective title insurance policies (or marked and effective binders therefor) issued by a company and agent acceptable to Agent and Lenders (i) insuring the priority, amount and sufficiency of the Mortgages, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Lenders for protection of their interests;

          (d) Agent shall have received evidence, in form and substance satisfactory to Agent and Lenders, of the termination of The Bibb Trade Receivables Master Trust (the "Trust"), and the related pooling and servicing agreement, satisfaction of all indebtedness of Bibb, Borrower and B.F. Funding L.P. to such Trust or the trustee thereof, and the satisfaction of all indebtedness owed by Bibb, Borrower, B.F. Funding L.P. or the Trust to the holders of trust certificates issued by such Trust, and the repurchase by, and reconveyance to, Bibb or Borrower of, and the release of all liens or security interests encumbering, all Accounts of Bibb previously purchased by B.F. Funding L.P. and thereafter sold, pledged or otherwise transferred to such Trust (the "Trust Receivables"), and termination of all restrictions on Bibb's or B.F. Funding L.P.'s cash or cash equivalents in effect pursuant to such arrangements and the application of such cash in reduction of the obligations of the Trust to the trust certificate holders.

          (e) Agent shall have received, in form and substance satisfactory to Agent and Lenders, evidence that the Merger Agreements were duly executed and delivered on or prior to the date hereof by and to the appropriate parties thereto and the Merger has been consummated in accordance therewith and is effective in accordance with applicable law and the Merger Agreements (including the fulfillment, not merely the waiver, of all conditions precedent) contemporaneously with or prior to the making of the initial Loans on the Closing Date;

          (f) all actions and proceedings required by the Merger Agreements, applicable law or regulation shall have been taken and the transactions required thereunder shall have been duly and validly taken and consummated;

          (g) no court of competent jurisdiction shall have issued any injunction, restraining order or other order which prohibits the consummation of the transactions described in the Merger Agreements or Financing Agreements, and no governmental or other action or proceeding shall have been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Merger Agreements or Financing Agreements;

          (h) the Confirmation Order shall be subsisting as a Final Order, a certified copy thereof shall have been delivered to Agent and Lenders, and all steps to be taken on the Effective Date shall have been taken and all conditions precedent to the effectiveness of the Plan shall have been fulfilled, in each case prior to or contemporaneously with the making of the initial Loans on the Closing Date;

          (i) without limiting any of the conditions of Section 4.1(h) hereof,
(A) pursuant to the Plan, prior to or contemporaneously with the making of the initial Loans on the Closing Date, all amounts and claims owing to the Subordinated Noteholders by Bibb or Borrower in respect of the Subordinated Notes (including all principal, interest and other sums) shall have been converted into shares of common stock of Borrower comprising not less than ninety-five (95%) percent of the authorized and outstanding common stock of Borrower (on a fully diluted basis) in accordance with the Plan and all claims by the trustees under the respective indentures covering the Subordinated Notes shall have been released and discharged, and (B) prior to or contemporaneously with the making of the initial Loans on the Closing Date, Agent shall have received, in form and substance satisfactory to the Lenders, evidence that Bibb will continue to be an S Corporation under the Code through the end of the taxable year that ends on and includes the Effective Date, but Borrower shall not be an S Corporation under the Code immediately following the Effective Date, and cancellation of indebtedness of Bibb realized in connection with the Plan will be excluded from the gross income of Bibb and Borrower, and losses or suspended losses previously incurred by Bibb will be available to offset, for income tax attribute reduction purposes, any cancellation of indebtedness income realized by Bibb in connection with the Plan before reduction of any other income tax attributes;

          (j) Agent shall have received evidence, in form and substance satisfactory to Lenders, that Bibb or Borrower shall have hired a chief executive officer selected by Borrower and acceptable to Agent and Lenders, who shall have agreed with Borrower to become or remain the chief executive officer of Borrower as of the Effective Date, pursuant to an employment agreement having terms (including term of employment, compensation and severance payments) acceptable to Lenders; and Agent shall have received, in form and substance satisfactory to Agent and Lenders, a preliminary Strategic Plan including a summary description of the key elements thereof and supporting financial projections giving effect thereto;

          (k) Agent shall have received evidence, in form and substance satisfactory to Agent and Lenders, that Agent has been granted and holds, for itself and for the ratable benefit of Lenders, valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

          (l) the Excess Availability as determined by Agent, as of the Closing Date, shall be not less than $3,000,000 after giving effect to the initial Loans and establishment of Availability Reserves hereunder, but excluding, solely for purposes of determining Excess Availability under this Section 4.1(l), the Licensed Goods Reserve;

          (m) Lenders shall have received, in form and substance satisfactory to Lenders, the audited financial statements of Borrower for the fiscal years ended December 31, 1994 and December 31, 1995, indicating a financial condition and results as at such date and for the fiscal year then ended and not indicating any adverse deviation in excess of five (5%) percent as to any of the following line items: Borrower's total current assets, total current liabilities, total assets, total liabilities, net worth, or EBITDA when compared with the corresponding line items contained in the final drafts of such financial statements contained in the Disclosure Statement with respect to the Plan, a copy of which has previously been delivered to Lenders;

          (n) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements and with respect to the other steps to be taken upon the Effective Date of the Plan, shall be satisfactory in form and substance to Agent and Lenders, and Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Agent or Lenders may have requested in connection therewith, such documents where requested by Agent or Lenders to be certified by appropriate corporate officers or governmental authorities;

          (o) no material adverse change shall have occurred in the assets, business or prospects of Bibb or Borrower since the date of Agent's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or Lenders to enforce the Obligations or realize upon the Collateral;

          (p) Agent and Transamerica shall have completed a field review of the Records and such other information with respect to the Collateral as Agent and Transamerica may require to determine the amount of the initial Loans, the results of which shall be satisfactory to Agent and Transamerica, not more than three (3) business days prior to the Closing Date;

          (q) Agent shall have received, in form and sub stance satisfactory to Agent and Lenders, all consents, waivers, acknowledgments and other agreements from third persons which Agent or Lenders may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation (i) acknowledgements by lessors, mortgagees and warehousemen of Agent's security interests in the Collateral, for itself and the ratable benefit of Lenders, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Agent and, subject to
Section 12.3 hereof, Lenders' access to, and the right to remain on, the premises to exercise its and their rights and remedies and otherwise deal with the Collateral and (ii) agreements from licensors of trademarks and other intellectual property permitting Agent and, subject to Section 12.3 hereof, Lenders to use the marks, logos or other intellectual property licensed by such persons to Bibb or Borrower to exercise Agent's and, subject to Section 12.3 hereof, Lenders' rights and remedies and otherwise deal with the assets of Borrower, or if such agreements from licensors are not delivered, Agent shall establish a Licensed Goods Reserve with respect to the licensed Inventory;

          (r) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent and Lenders, and certificates of insurance policies and/or endorsements naming Agent, for itself and the ratable benefit of Lenders, as loss payee;

          (s) Agent shall have received, in form and substance satisfactory to Agent and Lenders, such opinion letters of counsel to Borrower (including, without limitation, Georgia counsel to Borrower) dated the Closing Date with respect to the Financing Agreements and such other matters as Agent or Lenders may request;

          (t) Agent shall have received, in form and substance satisfactory to Lenders, a guarantee of payment by B.F. Funding, L.P. of all Obligations, secured by a first and only security interest in favor of Agent, for itself and the ratable benefit of Lenders, in all of the existing and future assets of B.F. Funding, L.P., unless Agent has received satisfactory evidence that B.F. Funding, L.P., has been liquidated;

          (u) Borrower shall have established the initial Blocked Accounts and Agent shall have received, in form and substance satisfactory to Agent and Lenders, all agreements with the depository banks and Borrower with respect to the initial Blocked Accounts as Agent and Lenders may require pursuant to

Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and Borrower;

          (v) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent and Lenders, in form and substance satisfactory to Agent and Lenders;


          (w) Agent shall have received a certificate, dated the Closing Date, executed and delivered by each of the chief executive officer and the chief financial officer of Borrower, in form and substance satisfactory to Agent and Lenders, with respect to the matters set forth in Sections 4.1(x) and 4.2 hereof with respect to the initial Loans hereunder; and

          (x) between the date hereof and the Closing Date, Bibb shall not have taken any action that would have been prohibited to be taken, or failed to take any action that could have been required to be taken, by Borrower under the terms of this Agreement had the Effective Date and the transactions to be consummated on such date (including the Merger) occurred on the date hereof.

Agent shall be entitled to require a written certificate dated the Closing Date executed by each Lender, or Agent may rely on the provision of funds by each Lender in respect of the initial Loans made hereunder, as an acknowledgment by such Lender that the conditions set forth in this Section 4.1 have been satisfied or provided for in a manner satisfactory to such Lender.

     4.2   Conditions Precedent to All Loans and Letter of Credit
           ------------------------------------------------------
Accommodations.  Each of the following is an additional condition precedent to
--------------
Agent or Lenders making Loans and/or providing any Letter of Credit Accommodations to Borrower under the Credit Facility, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations under the Credit Facility:

           (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto (except that any representations and warranties that are expressly limited to an earlier date shall be deemed repeated and shall be true and correct as of such earlier date, and provided that, with respect to the initial Loans made on the Closing Date, any representations that are limited to the date hereof shall nevertheless be deemed repeated and shall be true and correct as of the Closing Date); and

           (b) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5. GRANT OF SECURITY INTEREST
           --------------------------

     To secure payment and performance of all Obligations, Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and Borrower hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

     5.1   Accounts;

     5.2 all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, good will, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties, excluding, however, any
                                                        ---------  -------
licenses as to which Borrower is licensee and leasehold interests in equipment or in real estate or in fixtures as to which the consent of the other party thereto is required for the grant by Borrower of a security interest in or collateral assignment of such license or leasehold interest, and has not been obtained (and Borrower agrees to use commercially reasonable efforts to obtain any such required consents);

     5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Agent or any Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and
(d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

     5.4   Inventory;

     5.5   Equipment;

     5.6   Real Property, excluding, however, any Real Property as to which the
                          ---------  -------
consent of any lessor or mortgagee is required for the grant by Borrower of a security interest in or lien upon such Real Property, and has not been obtained (and Borrower agrees to use commercially reasonable efforts to obtain any such required consents, but such efforts shall not require the payment by Borrower to any mortgagee or lessor of money to obtain any such consent or material adverse modifications to any mortgage or lease in consideration of any such consent);

     5.7   Records; and

     5.8 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6. COLLECTION AND ADMINISTRATION
           -----------------------------

     6.1   Borrower's Loan Account.  Agent shall maintain one or more loan
           -----------------------
account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

     6.2   Statements.  Agent shall render to Borrower each month a statement
           ----------
setting forth the balance in Borrower's loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to

Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing by Borrower to Agent and Lenders.

     6.3   Collection of Accounts.
           ----------------------

          (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with such banks as are acceptable to Agent into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are the property of Agent and Lenders according to their interests hereunder, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Agent as Agent may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Agent and Lenders according to their interests hereunder.

          (b) For purposes of calculating interest hereunder, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) business day following the date of receipt of immediately available funds by Agent in the Payment Account. For purposes of calculating the amount of the Revolving Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the business day of receipt by Agent in the Payment Account, if such payments are received within sufficient time (in accordance with Agent's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next business day.

          (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Agent and Lenders, receive, as the property of Agent and Lenders according to their interests hereunder, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and shall, if practicable, on the day of receipt thereof, and, in any event, within one (1) business day after receipt thereof, deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Agent and Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's or Lenders' payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Agent or Lenders for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

     6.4   Payments.
           --------

          (a) All Obligations shall be payable to the Payment Account as designated under Section 6.3 or such other place as Agent may designate from time to time. The Obligations shall be payable upon the effective date of termination of this Agreement pursuant to Section 10.2 or 13.1 hereof, or maturity of the Credit Facility, or earlier upon an Event of Default, or otherwise as provided elsewhere herein or in the other Financing Agreements. Agent may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations in respect of the Revolving Loans, whether or not then due, and to such other Obligations then due, in each case in such order and manner as Agent determines.

          (b) At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower, whether or not a Default or Event of Default exists or has occurred and is continuing.

          (c) Borrower shall make all payments to Agent on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower shall be liable to pay to Agent and each Lender, and does hereby indemnify and hold Agent and each Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

     6.5   Sharing of Payments, Etc.
           -------------------------

          (a) Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or a Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the
--------  ----
validity thereof.

          (b) If any Lender (including Agent) shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of its Pro
                                                                          ---
Rata Share of the principal of or interest on the Loans or such other amounts
----
then due hereunder or thereunder by Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares. Amounts received by Agent under this Section 6.5(b) shall be
--- ----
treated as payments received from Borrower under Section 6.4 hereof. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise, in a manner consistent with this Section 6.5, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 6.5 applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 6.5 to share in the benefits of any recovery on such secured claim.

     6.6   Authorization to Make Loans.  Agent is authorized to make the Loans
           ---------------------------
and provide the Letter of Credit Accommodations for the account and risk of Lenders based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations.
All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a business day) and the amount of the requested Loan. Requests received after 11:00 a.m. Atlanta, Georgia time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

     6.7   Settlement Procedures.
           ---------------------

          (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent shall, subject to the following paragraphs (b), (c) and (d), make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without any requirement of prior notice to Lenders of the proposed Loans.

          (b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section 6.7, the amount of each Lender's Pro Rata Share of the
                                                          --- ----
outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 P.M. (Atlanta, Georgia time) on the business day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at
                             --------  ----
any time or from time to time to make the above described adjustments at intervals more frequent than weekly. Agent shall deliver to each of the Lenders after the end of each week, or such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Lender prior to 12:00 Noon (Atlanta, Georgia time) then such Lender shall make the settlement transfer described in this Section by no later than 3:00 P.M. (Atlanta, Georgia time) on the day such summary statement was sent, and if such summary statement is sent by Agent and received by a Lender after 12:00 Noon (Atlanta, Georgia time), such Lender shall make such settlement transfer by no later than 3:00 P.M. (Atlanta, Georgia time) on the next business day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's
           --- ----
Pro Rata Share of the outstanding Loans as of the end of the previous Settlement
--- ----
Period, then such Lender shall forthwith (but in no event later than the time set forth in the immediately preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase; alternatively, if the amount of a Lender's Pro Rata Share of the outstanding
                                           --- ----
Loans in any Settlement Period is less than the amount of such Lender's Pro Rata
                                                                        --- ----
Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and shall not require any warranty by Agent or require or result in any assumption by Agent of any obligations to any Lender not expressly provided for herein.

          (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section 6.7. In lieu of weekly or more frequent settlements, Agent may at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share
                                                                --- ----
of each Loan, prior to Agent's disbursement of such Loan to Borrower.

          (d) Because Agent, on behalf of Lenders, may be advancing or may be repaid Loans prior to the time when Lenders will actually advance or be repaid Loans, interest and fees with respect to the outstanding Loans shall be allocated by Agent to each Lender (including Agent), and the amount of each Lender's (including Agent's) Pro Rata Share shall be computed daily, in
                             --- ----
accordance with the amount of the outstanding Loans actually advanced by and repaid to each Lender (including Agent) on each day during each Settlement Period and shall accrue from and including the date such Loans are advanced by Agent to but excluding the date such Loans are repaid by Borrower in accordance with the terms of this Agreement or actually settled by the applicable Lender as described in this Section 6.7. On or before the third business day of each month, Agent shall calculate each Lender's Pro Rata Share of interest and fees
                                           --- ----
actually received and collected from Borrower for the benefit of Lenders in respect of the immediately prior month and, provided that a Lender has made all payments required to be made by it under this Agreement and the other Financing Agreement, Agent will, promptly following such calculation, pay to such Lender, by wire transfer to such Lender, such Lender's Pro Rata Share of such interest
                                               --- ----
and fees actually received and collected from Borrower for the benefit of Lenders.

          (e) Nothing in this Section 6.7 or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

     6.8   Use of Proceeds.
           ---------------

          (a) Borrower shall use the proceeds of the initial Loans (i) to pay all indebtedness owed by Borrower (as successor to Bibb) to the Citicorp Group in respect of pre-petition loans and loans under the DIP Credit Facility, (ii) to provide cash collateral for outstanding letters of credit issued by the Citicorp Group for Bibb's account, (iii) to pay the Closing Fee, and (iv) to pay all other amounts required to be paid by Borrower (as successor to Bibb) on the Effective Date under the Plan and/or pursuant to the Confirmation Order.

          (b) The initial Letter of Credit Accommodations arranged under the Credit Facility shall not be available until appropriate preparation, review and processing of applications can be completed by Borrower, Agent and the issuer after the Closing Date, and shall be used to substitute for (upon return of the corresponding cash collateral provided to the Citicorp Group as referred to in
Section 6.8(a) above) the letters of credit outstanding on the Closing Date issued in favor of (i) IBJ

Schroder Bank and Trust Company as trustee for the holders of certain industrial revenue bonds issued to finance certain facilities of Borrower, (ii) Liberty Mutual Insurance Company, in connection with workers' compensation financial assurance bonds, (iii) the lessor of Borrower's New York City office as a security deposit, and (iv) IBM Credit Corp. as lessor/secured party of certain of Borrower's computer equipment.

          (c) All other Loans and Letter of Credit Accommodations provided to Borrower pursuant to the Credit Facility shall be used exclusively for working capital of Borrower or other proper corporate purposes not prohibited by the terms hereof or of the other Financing Agreements.

          (d) None of the proceeds of any Loans or Letter of Credit Accommodations under the Credit Facility will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7. COLLATERAL REPORTING AND COVENANTS
           ----------------------------------

     7.1   Collateral Reporting.  Borrower shall provide Agent with the
           --------------------
following documents in a form satisfactory to Agent: (a) on a daily basis, a schedule of invoiced sales, credits issued and cash received; (b) on a weekly basis or more frequently as Agent may request, (i) perpetual Inventory reports,
(ii) Inventory reports by category and (iii) agings of accounts payable, (c) upon Agent's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements,
(ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; (d) agings of accounts receivable on a monthly basis or more frequently as Agent may request; and (e) such other reports as to the Collateral as Agent shall reasonably request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     7.2   Accounts Covenants.
           ------------------

          (a) Without limiting Borrower's periodic reporting Obligations hereunder, Borrower shall notify Agent promptly on a separate basis of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor involving an amount in excess of $100,000, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrower's knowledge would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent's consent, except in the ordinary course of Borrower's business in accordance with practices and policies disclosed in writing to Agent prior to the granting thereof. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b) Without limiting Borrower's periodic reporting Obligations hereunder, Borrower shall promptly report on a separate basis to Agent any return of Inventory by an account debtor having a value in excess of $200,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent's request, (i) hold the returned Inventory in trust for Agent, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Agent's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Agent's prior written consent.

          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies disclosed in writing to Agent prior to the granting thereof, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto, except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, (vi) all documentation relating thereto will be legally sufficient under such laws and regulations and (vii) all such documentation will be legally enforceable in accordance with its terms.

          (d) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          (e) Upon the Agent's request, Borrower shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Agent may otherwise agree.

          (f) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Agent and that Agent has a security interest therein, for itself and the ratable benefit of Lenders, and Agent may direct any or all accounts debtors to make payment of Accounts directly to Agent, for itself and the ratable benefit of Lenders, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and neither Agent nor any Lender shall be liable for any failure of the Agent to collect or enforce the payment thereof or for the negligence of any agents or attorneys of the Agent employed with respect thereto and (iv) take whatever other action Agent may in good faith deem necessary or desirable for the protection of its and Lenders' interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent, for itself and the ratable benefit of Lenders, and are payable directly and only to Agent, for itself and the ratable benefit of Lenders, and Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.

     7.3   Inventory Covenants.  With respect to the Inventory:  (a) Borrower
           -------------------
shall at all times maintain Inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a full physical count of its Inventory at least once each year or, in lieu of a full annual physical count, Borrower may conduct cycle counts of its Inventory at intervals and using methodology approved by Agent, except that on or after an Event of Default Borrower shall conduct a full physical count of its Inventory at any time or times as Agent shall request; and, in any case, promptly following each cycle count or full physical count shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such cycle count or full physical count, accompanied, in the case of cycle counts, by a letter at least annually from Borrower's independent certified public accountants acceptable to Agent, delivered in any event not later than upon delivery of Borrower's audited financial statements for each fiscal year, confirming that the cycle counts have been conducted in a manner consistent with generally accepted auditing standards, consistently applied; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Agent's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent or upon which Agent and Lenders are expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) except for Generic Towels sold by Borrower directly to grocery retailers on terms and consistent with past practices and previously disclosed in writing to Agent, Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval.

     7.4   Equipment Covenants.  With respect to the Equipment: (a) upon Agent's
           -------------------
request, Borrower shall, at its expense, at any time or times as Agent may request on or after an Event of Default and during the continuance thereof, deliver or cause to be delivered to Agent written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Agent and by AccuVal Associates, Inc. or other appraiser acceptable to Agent; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property other than Real Property upon which Agent holds, for itself and the ratable benefit of Lenders, a first priority Mortgage; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

     7.5   Power of Attorney.  Borrower hereby irrevocably designates and
           -----------------
appoints Agent (and all persons designated by Agent) as Borrower's true and lawful attorney-in-fact, and authorizes Agent, in Borrower's or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor,
(viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Agent's determination, to fulfill Borrower's Obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in Agent's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any Uniform Commercial Code financing statements or amendments thereto. Borrower hereby releases Agent and each Lender and their officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or any Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

     7.6   Right to Cure.  Agent may, at its option, at any time a Default or
           -------------
Event of Default exists or has occurred and is continuing (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Agent's good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower's loan account therefor, such amounts to be repayable by Borrower ON DEMAND. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.7   Access to Premises.  From time to time as requested by Agent, at the
           ------------------
cost and expense of Borrower, (a) Agent or its designee, and, so long as Transamerica is a Lender, Transamerica or its designee, shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Agent and, so long as Transamerica is a Lender, to Transamerica, such copies of such books and records or extracts therefrom as Agent or Transamerica may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and, if an Event of Default exists or has occurred and is continuing, for the collection of Accounts and realization on other Collateral. Notwithstanding the foregoing, Borrower shall not be required to reimburse Agent or Transamerica for the costs and expenses of their (or their designees) in visiting Borrower's premises more frequently than four (4) times during any calendar year, unless an Event of Default exists or has occurred and is continuing.

     7.8   Food Security Act.
           -----------------

          (a) Borrower shall not purchase any cotton or other farm products from a person engaged in farming operations or an agent for such person. Without limiting the foregoing, Borrower shall not purchase any cotton or other goods which would constitute farm products if the seller were a person engaged in farming operations, unless Borrower acquires good title to such goods free and clear of all security interests and other liens (except in favor of Agent, for itself and the ratable benefit of Lenders), and, in particular, free from any statutory or other grower's or producer's liens or any security interests in favor of any secured party or lienholder who has taken steps under the Food Security Act or any other federal or state statute to preserve its security interest or other lien rights upon such goods notwithstanding the passage of title directly or indirectly to Borrower. Borrower shall not enter into any agreement for the purchase of cotton or other goods that would constitute farm products if the seller were a person engaged in farming operations, unless (i) such agreement is in writing and contains an express or is deemed to contain an implied warranty by the seller that Borrower will acquire good title to such goods, the transfer is rightful and that the goods will be delivered free and clear of all security interests, liens and encumbrances not known to Borrower (and Borrower shall not purchase such goods if it knows of any such security interests, liens or encumbrances) and (ii) the seller has adequate financial resources to pay a claim for breach by seller of such agreement.

          (b) Borrower has not, within the one (1) year period prior to the date hereof, received written notice pursuant to the applicable provisions of the Food Security Act or pursuant to the Uniform Commercial Code or any other applicable local laws from (i) any of its suppliers or sellers (collectively, "Sellers") of cotton or other farm products or (ii) any secured party or secured parties of any such Sellers of cotton or other farm products or (iii) the Secretary of State (or equivalent official) of any State in which cotton or other farm products purchased by Borrower are produced, advising or notifying Borrower of a lien or security interest, or of the intention of a Seller's secured party to maintain a lien or other security interest, in and to cotton or any other farm products which may be purchased by Borrower or intended for resale to Borrower (all of the foregoing, the "Food Security Act Notices").

          (c) Borrower shall in all respects comply with all applicable Food Security Act Notices during their periods of effectiveness under the Food Security Act, including, without limitation, directions to make payments to the Sellers by issuing payment instruments directly to the Seller's secured party or jointly payable to the Seller and the Seller's secured party, as specified in the Food Security Act Notice, so as to terminate or release the security interests in cotton or other farm products maintained under the Food Security Act. If at any time, with Agent's prior written consent, Borrower shall purchase cotton or other farm products from a person engaged in farming operations or an agent for such person, and without limiting any other provisions of this Section 7.8, Borrower shall take all other steps as may be required, if any, to ensure that all cotton or other farm products are purchased free and clear of any security interest, lien or other claim by the Sellers thereof or their secured parties. Borrower shall notify Agent in writing within five (5) business days' after receipt by Borrower of any applicable or purportedly applicable Food Security Act Notice or amendment to a previous Food Security Act Notice or notice of any such other security interest, lien or other claim and provide Agent with a copy of such Food Security Act Notice or amendment or notice.

          (d) If at any time, with Agent's prior written consent, Borrower shall purchase cotton or other farm products from a person engaged in farming operations or an agent for such person, and without limiting any other provisions of this Section 7.8, then, if the jurisdiction where the cotton or other farm products so purchased by Borrower are grown has implemented the provisions of the Food Security Act with respect to the creation of a "central filing system", Borrower shall promptly register, with the Secretary of State (or equivalent official) of each such jurisdiction, pursuant to the registration requirements of the Food Security Act, and shall promptly notify Agent in writing of such registration with the central filing system and provide Agent with copies of any Food Security Act Notices, master lists, supplements thereto or other materials then or thereafter received from the Secretary of State (or other official) of the central filing system by Borrower.

 SECTION 8.       REPRESENTATIONS AND WARRANTIES
                  ------------------------------

     Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrower hereunder:

     8.1   Corporate Existence, Power and Authority; Subsidiaries.  Borrower is
           ------------------------------------------------------
a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify has not and could not reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound, except for any contravention of any indenture, agreement or undertaking which has not and could not reasonably be expected to result in a Material Adverse Effect. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries, except as set forth on the Information Certificate.

     8.2   Financial Statements; No Material Adverse Change.  All financial
           ------------------------------------------------
statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agent or Lenders have been prepared in accordance with GAAP (except, with respect to any interim statements, for the absence of footnotes and subject to normal year-end adjustments consistent with prior periods) and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Bibb or Borrower to Agent and Lenders prior to the date hereof, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Bibb or Borrower, since the date of the most recent audited financial statements furnished by Borrower to Agent and Lenders prior to the date hereof.

     8.3   Chief Executive Office; Collateral Locations.  The chief executive
           --------------------------------------------
office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

     8.4   Priority of Liens; Title to Properties.  The security interests and
           --------------------------------------
liens granted to Agent, for itself and the ratable benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral, subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof, except that any liens on Schedule 8.4 hereto that are indicated thereon to be terminated and released as of the Closing Date shall be so terminated and released prior to or contemporaneously with the making of the initial Loans hereunder. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the ratable benefit of Lenders, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

     8.5   Tax Returns.  Borrower has filed, or caused to be filed, in a timely
           -----------
manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Agent), except where the failure to file has not and could not reasonably be expected to result in a Material Adverse Effect. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except (a) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and (b) taxes which were neither required to be paid during the pendency of the Chapter 11 Case nor upon the Effective Date, and, in either case under clause (a) or (b), with respect to which adequate reserves have been set aside on its books (without limiting Agent's rights to establish Availability Reserves for such taxes as provided hereunder). Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6   Litigation.  Except as set forth on the Information Certificate,
           ----------
there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which, if adversely determined against Borrower, could reasonably be expected to result in a Material Adverse Effect.

     8.7   Compliance with Other Agreements and Applicable Laws.  Borrower is
           ----------------------------------------------------
not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority, except for any such default, violation or non-compliance which has not and could not reasonably be expected to result in a Material Adverse Effect.

     8.8   Environmental Compliance.
           ------------------------

          (a) Except as set forth on Schedule 8.8 hereto, each of Bibb and Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, except for any such violation or non-compliance which has not and could not reasonably be expected to result in a Material Adverse Effect.

          (b) Except as set forth on Schedule 8.8 hereto, to the best of Borrower's knowledge, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor to the best of Borrower's knowledge is any pending or threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Bibb or Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, except for any such non-compliance or violation which has not and could not reasonably be expected to result in a Material Adverse Effect.

          (c) Except as set forth on Schedule 8.8 hereto, to Borrower's knowledge after due investigation, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

          (d) Except as set forth on Schedule 8.8, Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect, except where the failure to obtain, file or maintain as valid and effective any of the foregoing has not and could not reasonably be expected to result in a Material Adverse Effect.

          (e) The aggregate costs of investigation and remediation by Borrower as of the date hereof of the matters disclosed on Schedule 8.8 hereto with respect to the Brookneal, Virginia facility of Borrower are not, after due investigation, expected by Borrower to exceed $2,300,000, and with respect to the Abbeville, South Carolina facility of Borrower, after due investigation are not expected by Borrower to exceed $3,000,000.

     8.9   Employee Benefits.
           -----------------

          (a) Each of Bibb and Borrower has not engaged in any transaction in connection with which Bibb or Borrower or any of their ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof, in any case involving an amount in excess of $250,000.

          (b) Except for the contractual obligations described in Schedule 8.9 hereto, no liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred by Bibb or Borrower with respect to any employee benefit plan of Bibb or Borrower or any of Borrower's ERISA Affiliates, as such ERISA Affiliates are determined as of and after the Effective Date. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee benefit plan of Bibb or Borrower or any of Borrower's ERISA Affiliates, as such ERISA Affiliates are determined as of and after the Effective Date, which presents a material risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

          (c) Full payment has been made of all amounts which Bibb or Borrower or any of their ERISA Affiliates is required under Section 302 of ERISA and
Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and, except as described in
Schedule 8.9 hereto, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in
Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof, in each case involving an amount in excess of $250,000.

          (d) The current value of all vested accrued benefits under all employee benefit plans maintained by Bibb or Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.9(a) hereof and any accumulated funding deficiency described in Section 8.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

          (e) Neither of Bibb nor Borrower nor any of their ERISA Affiliates is obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

     8.10  Plan; Merger.
           ------------

          (a) The Confirmation Order has been duly entered on the date hereof and, as of the Closing Date, shall be subsisting as a Final Order. All steps to be taken on the Effective Date shall be taken and all conditions precedent to the effectiveness of the Plan shall be fulfilled, in each case prior to or contemporaneously with the making of the initial Loans hereunder, such that the Effective Date will occur on or prior to the Closing Date.

          (b) The Merger Agreements have been duly executed and delivered and all transactions and obligations to be performed or consummated through the date hereof have been duly performed or consummated in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as disclosed to Agent and Lenders and consented to in writing by Agent and Lenders on or prior to the date hereof) of all conditions precedent set forth therein. Without limiting the foregoing, contemporaneously with or prior to the making of the initial Loans hereunder, the Merger shall become effective according to applicable law and the terms of the Merger Agreements.

          (c) All actions and proceedings required by the Merger Agreements, applicable law or regulation to be taken as of the date hereof have been taken and the transactions required thereunder to be taken as of the date hereof have been duly and validly taken and consummated.

          (d) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Merger Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Merger Agreements.

          (e) Borrower has delivered, or caused to be delivered, to Agent and Lenders true, correct and complete copies of the Merger Agreements and a true copy of the Confirmation Order in the form duly entered by the Bankruptcy Court on the date hereof.

          (f) Pursuant to the Plan, upon the Effective Date, all amounts and claims owing to the Subordinated Noteholders by Bibb or Borrower in respect of the Subordinated Notes (including all principal, interest and other sums) shall be converted into shares of common stock of Borrower comprising not less than ninety-five (95%) percent of the authorized and outstanding common stock of Borrower (on a fully diluted basis), and all claims by the trustees under the respective indentures covering the Subordinated Notes shall be released and discharged.

          (g) Bibb will continue to be an S Corporation under the Code through the end of the taxable year that ends on and includes the Effective Date, but Borrower shall not be an S Corporation under the Code immediately following the Effective Date, and cancellation of indebtedness of Bibb realized in connection with the Plan will be excluded from the gross income of Bibb and Borrower, and losses or suspended losses previously incurred by Bibb will be available to offset, for income tax attribute reduction purposes, any cancellation of indebtedness income realized by Bibb in connection with the Plan before reduction of any other income tax attributes.

     8.11  Accuracy and Completeness of Information.  All information furnished
           ----------------------------------------
by or on behalf of Borrower in writing to Agent or Lenders in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Agent and Lenders in writing.

     8.12  Survival of Warranties; Cumulative.  All representations and
           ----------------------------------
warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder (except that any representations and warranties that are expressly limited to an earlier date shall be deemed repeated and shall be true and correct as of such earlier date, and provided that, with respect to the initial Loans made on the Closing Date, any representations that are limited to the date hereof shall nevertheless be deemed repeated and shall be true and correct as of the Closing Date), and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent and Lenders.


SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS
           ----------------------------------

     9.1   Maintenance of Existence.  Borrower shall at all times preserve,
           ------------------------
renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Agent thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Agent a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

     9.2   New Collateral Locations.  Borrower may open any new location within
           ------------------------
the continental United States provided Borrower (a) gives Agent thirty (30) days' prior written notice of the intended opening of any such new location and
(b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its and Lenders' interests in the Collateral at such location, including, without limitation, Uniform Commercial Code financing statements.

     9.3   Compliance with Laws, Regulations, Etc..
           ---------------------------------------

          (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws, except where the failure to so comply does not and could not reasonably be expected to result in a Material Adverse Effect.


          (b) Borrower shall establish and maintain, at its expense, a system to effectuate and monitor its continued compliance in all material respects with all applicable Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations and remediation programs shall be promptly furnished, or caused to be furnished, by Borrower to Agent. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and all remedial investigations (except where the failure to so respond does not and could not reasonably be expected to result in a Material Adverse Effect) and shall regularly report to Agent on each such response.

          (c) Borrower shall give both oral and written notice to Agent, as soon as practicable following, Borrower's receipt of any notice of, or Borrower's otherwise obtaining actual knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects in any material respect Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

          (d) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is any material non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Agent's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Agent to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect. Without limiting the foregoing, Borrower shall implement a further investigation and a remediation program with respect to the matters disclosed in Schedule 8.8 hereof and any additional environmental matters recommended for further investigation and/or remediation pursuant to the current Phase I and Phase II environmental reports to be delivered pursuant to the engagement letter delivered pursuant to Section 4.1(b)(ii) hereof. Such Phase I and Phase II reports shall be delivered to Agent and Lenders as soon as practicable, but by no later than October 31, 1996. Borrower shall provide Agent and each Lender with quarterly written reports of Borrower's investigations and the progress of its remediation program.

          (e) Borrower shall indemnify and hold harmless each of Agent and Lenders, their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans, except that Borrower shall not be required to indemnify any such person for any such losses, claims, damages, liabilities, costs and expenses directly caused by such person's own gross negligence or wilful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

     9.4   Payment of Taxes and Claims.  Borrower shall duly pay and discharge
           ---------------------------
all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for (a) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and (b) taxes neither required to be paid during the pendency of the Chapter 11 Case nor upon the Effective Date, and in either case under clause (a) or (b), with respect to which adequate reserves have been set aside on its books (without limiting Agent's rights to establish Availability Reserves for such taxes and related amounts as provided hereunder). Borrower shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Agent and each Lender harmless with respect to the foregoing, and to repay to Agent and each Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Revolving Loans; provided, that, nothing contained herein shall be construed to require
       --------  ----
Borrower to pay any income or franchise taxes attributable to the income of Agent or any Lender derived from any amounts charged or paid hereunder to Agent or any Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

     9.5   Insurance.  Borrower shall, at all times, maintain with financially
           ---------
sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance, including business interruption and liability insurance, of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Agent as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall require as proof of such insurance, and, if Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies of insurance shall provide for at least thirty (30) days' prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Agent to be named as a loss payee on all policies of casualty and business interruption insurance, and Agent and each Lender as an additional insured (but without any liability for any premiums) under liability insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for itself and the ratable benefit of Lenders, as their interests may appear and further specify that Agent, for itself and the ratable benefit of Lenders, shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations; provided, however, that if no Default or Event of Default exists or
             --------  -------
has occurred and is continuing, and no component of the Revolving Loans exceeds the amounts determined by Agent in good faith to be then available under the applicable lending formula(s) and subject to all applicable limits and sublimits set forth herein, Agent shall make available to Borrower (i) all insurance proceeds so received by Agent with respect to Inventory and (ii) insurance proceeds, with respect to Equipment or Real Estate, not to exceed the aggregate amount of $1,000,000 in any fiscal year of Borrower, in each case under arrangements satisfactory to Agent for the replacement of the Inventory or the repair, replacement or restoration of the Equipment or Real Estate to which the insurance proceeds relate and upon which replaced, repaired or restored Inventory, Equipment or Real Estate Agent shall hold, for itself and the ratable benefit of Lenders, a first priority security interest and lien to secure the Obligations.

     9.6   Financial Statements and Other Information.
           ------------------------------------------

          (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries in accordance with GAAP and Borrower shall furnish or cause to be furnished to Agent and Lenders: (i) within ninety (90) days after the Effective Date, an opening balance sheet prepared by Borrower with the assistance of its independent certified public accountants, which accountants shall be an independent certified public accounting firm selected by Borrower and acceptable to Agent and the Required Lenders, and accompanied by a certificate of Borrower's chief financial officer to the effect that such opening balance sheet has been prepared in accordance with GAAP and presents fairly in all material respects the financial condition of Borrower and its subsidiaries as of the Effective Date, after giving effect to the consummation of the transactions contemplated by the Plan and the Merger Agreements on the Effective Date and the initial Loans under this Agreement, (ii) within twenty (20) days after the end of each fiscal month (or within thirty (30) days after the end of each fiscal month that coincides with the end of a fiscal quarter), monthly unaudited consolidated financial statements, and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month, subject to normal year-end adjustments consistent with prior periods, and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

          (b) Borrower shall promptly notify Agent in writing of the details of
(i) any loss, damage, investigation, action, suit, proceeding or claim involving greater than $100,000 in value of Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Default or Event of Default.

          (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent and Lenders copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (d) Borrower shall furnish or cause to be furnished to Agent and Lenders such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or, subject to Section 13.6 hereof, to any Participant or Assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Agent and Lenders such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one
(1) year after the same are delivered to Agent, except as otherwise designated by Borrower to Agent in writing.

          (e) Borrower shall deliver to Agent and Lenders monthly a Covenant Compliance Certificate, in form satisfactory to Agent, executed by the chief financial officer of Borrower, setting forth Borrower's calculations (which shall not be binding on Agent or Lenders) of each of the financial covenant tests provided under Sections 9.13 through 9.17 as of the end of each measurement period set forth on the Financial Covenants Schedule ending with the end of the month for which the Covenant Compliance Certificate is delivered. In addition, each monthly Covenant Compliance Certificate shall also include a description in reasonable detail of all Capital Expenditures made during the month for which the Certificate is delivered and all Capital Expenditures expected to be made in the next month thereafter, and shall set forth Borrower's calculations supporting Borrower's entitlement to make such Capital Expenditures.

          (f) If Borrower shall have elected to conduct and Agent has approved the use of cycle counts of Inventory in lieu of an annual full physical count, Borrower shall deliver to Agent and Lenders within ninety (90) days after the end of each fiscal year, the letter from Borrower's accountants referred to in
Section 7.3(b) with respect to the cycle counts conducted by Borrower.

     9.7   Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Borrower
           --------------------------------------------------------
shall not, directly or indirectly:

          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except for the Merger on the Effective Date, or

          (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person, except for:

                  (i) sales of Inventory in the ordinary course of business,

                  (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) any proceeds are paid to Agent for application to the Obligations (whether or not then due) first to the principal installments under the Term Loan, in the inverse order of the maturities thereof, and thereafter in such order and manner as Agent shall determine, and (B) such sales do not involve Equipment having an aggregate orderly liquidation value (as shown in the most recent Equipment appraisal delivered to and accepted by Agent) in excess of $200,000 for all such Equipment disposed of in any fiscal year of Borrower, and

                  (iii) in addition to dispositions permitted under clause (ii) and provided no Default or Event of Default exists or has occurred and is continuing, Borrower may, on not less than fifteen (15) days prior written notice to Agent, sell for all cash to non-affiliated persons, Equipment located, on the date hereof, at Borrower's facilities at Abbeville, South Carolina and/or Rockingham, North Carolina and having an appraised orderly liquidation value as shown in the AccuVal Associates Inc. appraisal dated April, 1996, not to exceed $2,000,000 for all such Equipment to be so sold, so long as
           (A) the net cash proceeds of such sales received by Borrower are not less than two thirds of such appraised orderly liquidation values and
           (B) such net cash proceeds are used either (1) to prepay the principal installments under the Term Loan in the inverse order of the maturities thereof or (2) to replace such Equipment with owned Equipment located and used at Borrower's owned operating facilities
           ("Replacement Equipment"); provided, that (w) in Agent's discretion,
                                      --------  ----
           Agent may require evidence that the orderly liquidation value of the
           Replacement Equipment (as indicated by a then-current appraisal addressed to Agent and prepared at Borrower's expense by an appraiser and having scope, methodology and form acceptable to Agent), is in an aggregate amount not less than such net cash proceeds of sale, (x) Agent shall be granted and/or hold for itself and the ratable benefit of Lenders, a first priority security interest in and lien upon such Replacement Equipment to secure all Obligations, and which Replacement Equipment shall be subject to no other security interests or liens, (y) such Replacement Equipment shall be acquired within one hundred eighty (180) days following the sale giving rise to the net sale proceeds to be so used, and (z) pending such acquisition of Replacement Equipment, such net sale proceeds shall be remitted to Agent and applied to the Revolving Loans and an Availability Reserve established in the same amount, to be released upon Borrower's compliance with the provisions of clause (B)(2) of this Section 9.7(b)(iii), including clauses (w), (x) and (y) of this proviso to clause (B)(2); and provided, further that any portion of such
                              --------  -------
           Availability Reserves not released for purposes of funding Revolving Loans used to acquire Replacement Equipment in compliance herewith within such one hundred eighty day (180) day period may, at Agent's option, or shall, at the direction of Required Lenders, be released in order to fund Revolving Loans applied as prepayments of the principal installments of the Term Loan in the inverse order of the maturities thereof, or

           (c) form or acquire any subsidiaries; or

           (d) wind up, liquidate or dissolve; or

           (e)    agree to do any of the foregoing.

     9.8   Encumbrances.  Borrower shall not create, incur, assume or suffer to
           ------------
exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except: (a) liens and security interests of Agent,
                            ------
for itself and the ratable benefit of Lenders; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books or such liens the enforcement of which has been and remains stayed pursuant to the Plan or extension agreements acceptable to Lenders (without limiting Agent's rights to establish Availability Reserves for such taxes and related amounts as provided hereunder); (c) non-consensual statutory liens (such as carrier's, warehousemen's and mechanic's liens, but excluding liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) provided such security interests do not apply to any property of Borrower other than the Equipment so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment so acquired, and such indebtedness is permitted to be incurred hereunder; (f) the Professional Fees Carve-Out to the extent not satisfied through payments of allowed fees or otherwise reduced pursuant to the Confirmation Order or other Final Order of the Bankruptcy Court entered on or after the date hereof; and (g) cash security deposits required to be made to secure worker's compensation obligations; (h) cash security deposits required to be made with utilities or by lessors under leases not prohibited hereby; (i) judgment liens, so long as the same remain stayed, or are fully bonded (subject nevertheless to Section 10.1 hereof); and (j) the security interests and liens set forth on Schedule 8.4 hereto, except that any liens on Schedule 8.4 hereto that are indicated thereon to be terminated and released as of the Closing Date shall be so terminated and released prior to or contemporaneously with the making of the initial Loans hereunder.

     9.9   Indebtedness.  Borrower shall not incur, create, assume, become or be
           ------------
liable in any manner with respect to, or permit to exist, any obligations or indebtedness for borrowed money, including, without limitation, capital leases and the deferred purchase price of long term assets, except: (a) the
                                                     ------
Obligations; (b) trade obligations and normal accruals in the ordinary course of business; (c) on not less than fifteen (15) days' prior written notice to Agent, purchase money indebtedness (including capital leases) to the extent such indebtedness is not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement, including Section 9.8, and not in violation of Section 9.17 on a pro forma basis as if such indebtedness
                                      --- -----
had been incurred on the first day of the measurement period for the financial covenant contained in Section 9.17 that has ended most recently prior to the date of incurrence, as set forth in the Financial Covenants Schedule; and (d) the indebtedness set forth on Schedule 9.9 hereto; provided, that, as to the
                                                   --------  ----
indebtedness referred to in Sections 9.9(c) and (d) hereof, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof or, if later, the date of original issuance thereof, and mandatory prepayments required under such agreements or instruments to be made in the event of a condemnation or casualty event with respect to property securing such indebtedness and funded with the proceeds of condemnation awards or casualty insurance, but only to the extent such property and proceeds are not subject to a prior security interest or lien of Agent or any Lender, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, (other than to decrease the interest or fees thereunder or to extend or postpone the date for any payment thereunder) or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

     9.10  Loans, Investments, Guarantees, Etc.  Borrower shall not, directly or
           ------------------------------------
indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the
                                                             ------
endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Agent, payable to the order of the Borrower or to bearer and delivered to Agent, (iii) commercial paper rated A1 or P1; and (iv) existing investments and loans shown on the Information Certificate; provided, that, as
                                                            --------  ----
to any of the foregoing, unless waived in writing by Agent, Borrower shall take such actions as are deemed necessary by Agent to perfect the security interest of Agent, for itself and the ratable benefit of Lenders, in such investments;
(c) the guarantees set forth in the Information Certificate; provided, that, (i)
                                                             --------  ----
Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such guarantees as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Agent all notices or demands in connection with such guarantee or other indebtedness subject to such guarantee either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; (d) advance deposits in cash required by the holder of indebtedness permitted by Section 9.9(c) or the seller of any property, the purchase of which does not violate any provision of this Agreement; and (e) travel advances made to employees of Borrower in the ordinary course of business in accordance with past practices, not to exceed the aggregate amount of $150,000 for all such advances at any one time outstanding.

     9.11  Dividends and Redemptions.  Borrower shall not, directly or
           -------------------------
indirectly, declare or pay any dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

     9.12  Transactions with Affiliates.  Borrower shall not, directly or
           ----------------------------
indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower, or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower, except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business.

     9.13  Working Capital Ratio.  Borrower shall, at all times, maintain a
           ---------------------
Working Capital Ratio of not less than 2.75 to 1.00.

     9.14  Changes in Tangible Net Worth.  Borrower shall, as of the end of each
           -----------------------------
measurement period listed on the Financial Covenants Schedule, maintain Tangible Net Worth of not less than the amount of Tangible Net Worth as of the Effective Date, plus the positive or negative adjustment to such amount set forth for such
      ----
period on the Financial Covenants Schedule under the column entitled "Minimum Increase (Maximum Decrease) in Tangible Net Worth".

     9.15  Capital Expenditures.  Borrower shall not, directly or indirectly,
           --------------------
make any Capital Expenditures during any measurement period listed on the Financial Covenants Schedule, in excess of (i) the amount listed on the Financial Covenants Schedule under the column entitled "Maximum Base Capital Expenditures" for such measurement period, plus (ii) an amount equal to the net
                                           ----
proceeds received by Borrower from dispositions of certain equipment to the extent expended for Replacement Equipment timely purchased in accordance with the provisions of Section 9.7(b)(iii) hereof, plus (iii) the Supplemental
                                              ----
Capital Expenditures Allowance (if any) available at the time of expenditure in such period.

     9.16  EBITDA.  Borrower shall earn EBITDA for each of the measurement
           ------
periods listed on the Financial Covenants Schedule, in an amount not less than the respective amount shown for such measurement period on the Financial Covenants Schedule under the column entitled "Minimum FIFO Basis EBITDA".

     9.17  After-Tax Fixed Charge Coverage Ratio.  Borrower shall maintain an
           -------------------------------------
After-Tax Fixed Charge Coverage Ratio for each of the measurement periods listed on the Financial Covenants Schedule, in a ratio not less than the respective ratio shown on the

Financial Covenants Schedule for such measurement period under the column entitled "Minimum After-Tax Fixed Charge Coverage Ratio to 1.00".

     9.18  Compliance with ERISA.  Borrower shall not with respect to any
           ---------------------
"employee benefit plans" maintained by Borrower or any of its ERISA Affiliates:

          (a) Terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (i) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (ii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, or any contribution required to be paid under the agreement with the Pension Benefit Guaranty Corporation described in Schedule 8.9 hereto,
(iii) except as described in Schedule 8.9 hereto, allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (iv) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (v) incur any withdrawal liability with respect to any multiemployer pension plan.

          (b) As used in this Section 9.18, the term "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

     9.19  Consultant; Strategic Plan
           --------------------------

          (a) Within thirty (30) days after the Closing Date, (i) Borrower shall retain a consulting firm chosen by Borrower and acceptable to Agent and Required Lenders (the "Consultant") pursuant to an engagement letter having terms (including compensation, scope, duration of the engagement and work to be performed) acceptable to Agent and Required Lenders, and (ii) the Consultant shall have initiated its field work. Thereafter, Borrower shall continue such retention in effect, or the retention of a replacement or successor Consultant acceptable to Agent and Required Lenders under a retention agreement having terms acceptable to Agent and Required Lenders.

          (b) On or before December 31, 1996, Borrower shall deliver to Agent and Lenders its Strategic Plan, together with a Secretary's Certificate of Directors' Resolutions evidencing adoption of the Strategic Plan by the Board of Directors of Borrower. Borrower shall keep the Agent and Lenders advised of its progress in developing the Strategic Plan. Borrower shall authorize, and hereby does authorize, the Consultant to communicate freely with Agent and Lenders concerning all aspects of and to provide all written and other information pertaining to the Strategic Plan and any other matters for which the Consultant is or may hereafter be retained.

          (c) Borrower acknowledges that, although only certain key elements of the Strategic Plan have been identified as of the date hereof as summarized in the preliminary Strategic Plan delivered pursuant to Section 4.1(j) hereof, Agent and Lenders have entered into this Agreement and are and will be providing Loans and other financial accommodations to Borrower hereunder in reliance upon the preliminary Strategic Plan and accompanying financial projections and related information prepared and delivered by Borrower to Agent and Lenders pursuant to Section 4.1(j) hereof, each of which key elements shall be included in the final Strategic Plan.

          (d) All aspects of the Strategic Plan shall be open to the advice and recommendations to be provided by the Consultant, including any recommendations for actions in addition to those described in the preliminary Strategic Plan delivered on the date hereof.

          (e) Borrower shall implement the Strategic Plan in accordance with applicable law, as promptly as practicable consistent with the other requirements of the terms of financing set forth herein, subject only to such modifications thereto as Borrower's Board of Directors shall approve after receiving the recommendations of Borrower's management and the Consultant. Borrower acknowledges that the financial covenants set forth herein have been mutually agreed upon based on the financial projections delivered on or prior to the date hereof as part of the preliminary Strategic Plan delivered as described in Section 4.1(j) hereof showing the financial effects of certain key elements to be included in the Strategic Plan and summarized in such preliminary Strategic Plan. No failure by Borrower to adopt or implement the Strategic Plan and no modification thereto shall relieve Borrower from its Obligations to comply with the financial covenants or any other term or provision hereof.

     9.20  Costs and Expenses.  Borrower shall pay to Agent, ON DEMAND, all
           ------------------
costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's and Lenders' rights in the Collateral, any prior proposed financing arrangements for Bibb and/or Borrower, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, whether or not the Credit Facility shall close, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) customary costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent and Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any of Lenders arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent and, so long as Transamerica is a Lender, of Transamerica during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for each of Agent's and Transamerica's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing. In addition (and without limiting the rights of Agent under this Section 9.20 or under the other Financing Agreements), Borrower agrees to pay (x) to Transamerica, ON DEMAND, all costs and expenses of Transamerica incurred in connection with the negotiation, execution, delivery and performance through the Closing Date of this Agreement and the other Financing Agreements and all other documents related hereto or thereto, including, but not limited to, the reasonable fees and disbursements of counsel (including legal assistants) to Transamerica, and
(y) to each Lender, after an Event of Default, the reasonable fees and disbursements of counsel (including legal assistants) to such Lender, in connection with any or all of the foregoing matters described in this Section 9.20.

     9.21  Further Assurances.  At the request of Agent at any time and from
           ------------------
time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper in the good faith determination of Agent to evidence, perfect, maintain and enforce the security interests and the priority thereof of Agent, for itself and the ratable benefit of Lenders, in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, each Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Agent to execute and file one or more Uniform Commercial Code financing statements signed only by Agent.


SECTION 10.       EVENTS OF DEFAULT AND REMEDIES
                  ------------------------------

     10.1  Events of Default.  The occurrence or existence of any one or more of
           -----------------
the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a)     (i)    Borrower fails to pay any of the Obligations within one
(1) business day after the same becomes due and payable or (ii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in Section 10.1(a)(i) and such failure shall continue for twenty
(20) days; provided, that, such twenty (20) day period shall not apply in the
           --------  ----
case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within the immediately preceding six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such term, covenant, condition or provision, or
(C) the failure to observe or perform any of the covenants or provisions contained in Sections 6.8, 7.1, 7.2, 7.3, 7.4, 7.7, 7.8, 9.1, 9.2, 9.3, 9.5,
9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15, 9.16, 9.17 or 9.19(a) of this
Agreement or any covenants or agreements covering substantially the same matter as such sections in any of the other Financing Agreements; or

          (b) any representation, warranty or statement of fact made by Borrower to Agent and Lenders in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent and any or all of Lenders;

          (d) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Bibb, Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or corporation, dissolves or suspends or discontinues doing business;

          (e) any judgment for the payment of money is rendered against Bibb, Borrower or any Obligor in excess of $250,000 in any one case or in excess of $500,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Bibb, Borrower or any Obligor or any of their assets;

          (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes a general assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Bibb, Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty
(30) days after the date of its filing or Bibb, Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

          (i) any default by Bibb, Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than any of Agent or Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than any of Lenders, in any case in an amount in excess of $150,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Bibb, Borrower or any Obligor under the Plan, the Confirmation Order or any material contract (including, without limitation, the agreement, dated on or about the date hereof between Bibb and the Pension Benefit Guaranty Corporation), lease, license or other obligation to any person other than any of Agent or Lenders, which default continues for more than the applicable grace or cure period, if any, with respect thereto;

          (j) any change in the controlling ownership of Bibb or Borrower, except upon the Effective Date pursuant to the Plan;

          (k) the indictment or threatened indictment of Bibb, Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

          (l) there shall be a material adverse change in the business, assets or prospects of Bibb, Borrower or any Obligor after the date hereof; or

          (m) there shall be an event of default under any of the other Financing Agreements, not cured within the applicable grace period thereunder (if any).

     10.2  Remedies.
           --------

          (a) At any time an Event of Default exists or has occurred and is continuing, Agent shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or the Financing Orders or required by applicable law. All rights, remedies and powers granted to Agent hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in

Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Agent may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion and without limitation, and, upon specific direction by the Required Lenders, shall
(i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for itself and the ratable benefit of Lenders, (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Agent, any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent or any Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement; provided, that, upon the occurrence of an Event of
                          --------  ----
Default under Section 10.1(a)(ii) by reason of a default under the provisions of
Section 9.19(a) hereof, or of an Event of Default under Section 10.1(g) or (h) hereof, the Obligations shall thereupon be deemed automatically accelerated and all obligations of Agent and Lenders to provide to Borrower any future Loans or Letter of Credit Accommodations shall thereupon be deemed terminated. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent, for itself and the ratable benefit of Lenders. If notice of disposition of Collateral is required by law, five (5) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

          (c) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrower shall remain liable to Agent, for itself and the ratable benefit of Lenders, for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

          (d) Without limiting the foregoing, upon the existence or occurrence of a Default or Event of Default, Agent may, at its option, and upon direction by the Required Lenders (subject, nevertheless, to Section 12.3(a) hereof), without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made to Borrower.


SECTION 11.       JURY TRIAL WAIVER; OTHER WAIVERS
                  AND CONSENTS; GOVERNING LAW
                  --------------------------------

     11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial
           --------------------------------------------------------------
Waiver.
------

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Georgia (without giving effect to principles of conflicts of law), except as expressly provided in any other Financing Agreement with respect to governing law for purposes of such other Financing Agreement.

          (b) Borrower, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia and waive any objection based on venue or forum non conveniens with respect to any action
                                ----- --- ----------
instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree to the fullest extent permitted by law that any dispute with respect to any such matters shall be heard only in the courts described above, except that Agent shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

          (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five
(5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's option, by service upon Borrower in any other manner provided under the rules of any of the foregoing courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Agent against Borrower for the amount of the claim and other relief requested.

          (d) BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Neither Agent nor any Lender shall have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, except to the extent it is determined by a final and non-appealable judgment by a court of competent jurisdiction that the losses were the result of such party's own acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and each of Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2  Waiver of Notices.  Borrower hereby expressly waives demand,
           -----------------
presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or in the applicable provisions of the other Financing Agreements. No notice to or demand on Borrower which Agent may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances. Without limiting the generality of the foregoing, Borrower waives (a) notice prior to Agent's taking possession or control of any of the collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of Agent's remedies, including the issuance of an immediate writ of possession, except for any such notice expressly required pursuant to the applicable provisions of the other Financing Agreements, and (b) the benefit of all valuation, appraisement and exemption laws.

     11.3  Amendments and Waivers.  Neither this Agreement nor any provision
           ----------------------
hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement approved as required under Section 13.8 hereof and signed by an authorized officer of each Lender or the Required Lenders, as the case may be (and, if required by Section 13.8, with the prior written consent of Agent) and as to amendments, other than amendments to any provisions of Sections 12 or 13.5 hereof, as also signed by an authorized officer of Borrower. No Lender or Agent shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of Agent's or any Lender's rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent or such Lender, as the case may be. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver of any right, power and/or remedy of the Agent or any Lender on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4  Waiver of Counterclaims.  Borrower waives all rights to interpose any
           -----------------------
claims, deductions, rights of recoupment, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this

Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5  Indemnification.  Borrower shall indemnify and hold Agent, Lenders
           ---------------
and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, except that Borrower shall not be required to indemnify any such person for any such losses, claims, damages, liabilities, costs or expenses carried directly by such person's own gross negligence or wilful misconduct, as determined by a final non-applicable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and/or the effected Lender(s) in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.


SECTION 12.       THE AGENT
                  ---------

     12.1  Appointment, Powers and Immunities.  Each Lender hereby irrevocably
           ----------------------------------
appoints and authorizes Congress to act as its agent (i.e., the Agent) hereunder
                                                      ----
and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or wilful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an executed Assignment Agreement (if and to the extent permitted herein) shall have been delivered to and acknowledged by Agent.

     12.2  Reliance by Agent.  Agent shall be entitled to rely upon any
           -----------------
certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

     12.3  Defaults or Events of Default.
           -----------------------------

           (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender or Borrower specifying such Default or Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to Lenders. Agent shall (subject to
Section 12.7) take such action with respect to any such Default or Event of Default or failure of condition precedent as shall be directed by Required Lenders; provided that, unless and until Agent shall have received such
         -------- ----
directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Default or Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of a Default or Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, the Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations (including Permitted Overformula Loans) for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations will be in the best interests of Lenders, unless and until the Required Lenders shall direct Agent to cease making such Loans or issuing or causing to be issued Letter of Credit Accommodations by reason of a Default or Event of Default that exists or has occurred and is continuing or any other failure to satisfy any of the conditions precedent in Section 4 hereof.
In addition, at all times, notwithstanding any Default or Event of Default or any other failure to satisfy any of the conditions precedent in Section 4 hereof, or any direction received by Agent from Required Lenders with respect thereto pursuant to the other provisions of this Agreement, Agent may, for the ratable account and risk of Lenders, make Loans or issue or cause to be issued Letter of Credit Accommodations if Agent believes the same are necessary for the direct protection or preservation of the Collateral or its value or the interests of Agent and Lenders therein.

          (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.

     12.4  Rights as a Lender.  With respect to its Commitment and the Loans
           ------------------
made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as the Agent shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with the Borrower and Obligors (and any of their subsidiaries or affiliates) as if it were not acting as Agent, and Congress and its affiliates may accept fees and other consideration from Borrower and Obligors for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     12.5  Indemnification.  Lenders agree to indemnify Agent (to the extent not
           ---------------
reimbursed by Borrower hereunder and without
limiting the Obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever
      --- ----
that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no
                                                        --------  ----
Lender shall be liable for any of the foregoing to the extent they.arise from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.

     12.6  Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it
           ---------------------------------------
has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and any Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower which is required to be provided to Lenders hereunder, with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender and with a copy of any notice of a Default or Event of Default delivered by Agent to Borrower; provided, however, that Agent shall not be liable to any
                   --------  -------
Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any of its subsidiaries (or any of their affiliates) that may come into the possession of Agent or any of its affiliates. Agent will use reasonable efforts to provide to the Lenders upon their reasonable request, other information received from Borrower, it being agreed that

Agent shall not be liable for any failure to provide such other information.

     12.7  Failure to Act.  Except for action expressly required of Agent
           --------------
hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     12.8  Resignation of Agent.  Subject to the appointment and acceptance of a
           --------------------
successor Agent as provided below, Agent may resign at any time by giving notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders, so consented to by Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint (without the consent of Borrower) a successor Agent that shall be a bank, commercial finance company or other financial institution.
Upon the acceptance of any appointment as Agent hereunder by a successor Agent in accordance with the terms hereof, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     12.9  Consents and Releases of Collateral under Financing Agreements.
           --------------------------------------------------------------
Except as otherwise provided in Section 13.8 hereof with respect to certain amendments or modifications to this Agreement, Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Financing Agreements; provided, that,
                                                            --------  ----
without the prior consent of each Lender, Agent shall not release any Collateral or otherwise terminate any lien under any Financing Agreement, except that no such consent shall be required, and Agent is hereby authorized (i) to release any lien covering Collateral which is the subject of a disposition permitted hereunder or under the other Financing Agreements, or (ii) to release in the Agent's discretion without the approval or consent of any Lender, any lien covering Collateral the value of which released Collateral does not exceed $250,000 in any fiscal year of Borrower.

     12.10 Collateral Matters.
           ------------------

           (a) Except as otherwise expressly provided for in this Agreement, Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or other Credit accommodations hereunder, or whether any particular Availability Reserves are appropriate, or that the liens and security interests granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender, other than liability for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

           (b) Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.


SECTION 13.       TERM OF AGREEMENT; MISCELLANEOUS
                  --------------------------------

     13.1  Term.
           ----

           (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the third anniversary of the date hereof (the "Renewal Date") and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Agent, at the direction of any Lender shall, or Borrower may, terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other parties to this Agreement at least sixty
(60) days' prior written notice; provided, that this Agreement and all other
                                 --------

Financing Agreements must be terminated simultaneously. Upon the effective date of termination of the Financing Agreements, Borrower shall pay to Agent, for itself and the ratable benefit of Lenders, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent, for itself and the ratable benefit of Lenders, in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent and Lenders have not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, Atlanta, Georgia time.

          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent's continuing security interest in the Collateral, for itself and the ratable benefit of Lenders, and the rights and remedies of Agent hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

          (c) If for any reason this Agreement is terminated prior to the end of the then-current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders' lost profits as a result thereof, Borrower agrees to pay to Agent, for the ratable benefit of Lenders, the amount set forth below if termination of this Agreement becomes effective in the period indicated:

             Amount                     Period
             ------                     ------

           $1,150,000    September 12, 1996 to and including
                         September 12, 1997

           $  862,500    September 13, 1997 to and including
                         September 12, 1998

           $  575,000    September 13, 1998, to but not including
                         September 12, 1999

The early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such termination and loss of the opportunity to provide the remainder of the Credit Facility, and Borrower agrees that it is reasonable under the circumstances currently existing. Notwithstanding the foregoing, if Borrower terminates the Credit Facility upon the acquisition by a non-affiliated person of all of Borrower's common stock or of all or substantially all of Borrower's assets prior to three (3) years from the date hereof, then Borrower shall pay to Agent, for the ratable benefit of Lenders, an early termination fee as follows, in lieu of the early termination fee otherwise payable under this Section 13.1(c):

             Amount                     Period
             ------                     ------

           $  862,500    September 12, 1996 to and including
                         September 12, 1997

           $  431,250    September 13, 1997 to and including
                         September 12, 1998

           $   -0-       September 13, 1998, and thereafter

The early termination fee provided for in this Section 13.1(c) shall be deemed included in the Obligations.

          (d) In the event the Closing Date shall not have occurred by October 1, 1996, the Commitments shall be automatically reduced to zero and terminated, without notice, and Lenders and Agent shall have no obligation to provide Loans or Letter of Credit Accommodations or any other or further obligation to Borrower or any other Person hereunder or relating hereto of any kind, nature or description.

     13.2  Notices.  All notices, requests and demands hereunder shall be in
           -------
writing and (a) made to Agent and Lenders at their respective addresses set forth below and to Borrower at its chief executive office set forth below, or to such other address as any such party may designate by written notice to the others in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     13.3  Partial Invalidity.  If any provision of this Agreement is held to be
           ------------------
invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     13.4  Successors and Assigns.  This Agreement and the other Financing
           ----------------------
Agreements shall be binding on and shall inure to the benefit of Borrower, Agent, Lenders, and their respective successors and assigns, except as otherwise provided herein or therein. Borrower may not assign, delegate, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the Financing Agreements without the prior express written consent of Agent and all Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without such prior express written consent shall be void. No Lender may assign its rights and obligations under this Agreement (or any part thereof) without the prior written consent of all Lenders and Agent, except as permitted under Section 13.5(b) hereof. Any purported assignment by a Lender without such prior express consent or compliance with Section 13.5(b) where applicable, shall be void. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

     13.5  Assignments and Participations.
           ------------------------------

          (a) Any Lender may, in the ordinary course of its commercial banking or finance business and in accordance with applicable law, at any time sell to one or more banks, commercial finance companies or other financial institutions ("Participants"), participating interests in all or a portion of its rights and obligations under this Agreement or any other Financing Agreement (including all or a part of its interest in the Obligations). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such obligations for all purposes under this Agreement and the other Financing Agreements, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements. Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such
                -------- ----
Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 6.5 hereof. Notwithstanding anything to the contrary contained herein, no Lender shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of or consent under this Agreement or the other Financing Agreements, except (i) with respect to the matters specified in clauses (a) through (f) of the proviso to Section 13.8, and (ii) to the extent the relevant participation agreements shall provide for a voting mechanism not in conflict with any provision of this Agreement.

          (b) Any Lender may, in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof, or, in connection with the sale of its business or all or substantially all of its loan portfolio, with the written consent of Agent (which shall not be unreasonably withheld), to a bank, commercial finance company or other financial institution (an "Assignee") all (or, with the consent of Agent, less than all), of its Commitment, rights and obligations under this Agreement and the other Financing Agreements, pursuant to an Assignment Agreement executed by such Assignee, such assigning Lender and delivered to Agent for its acceptance and recording in its records; provided, however that the Assignee shall either (i) be organized under
         --------  -------
the laws of the United States of America or any state thereof, or (ii) furnish to the Agent and Borrower a certificate or other appropriate document evidencing that such Assignee is entitled to receive payments of principal and interest hereunder and under the other Financing Agreements without deduction and free from withholding of any taxes imposed by the jurisdiction of its organization and such Assignee provides additional or renewed certificates or other documents upon the expiration thereof, or (iii) expressly waive as to it, the requirement of Section 6.4(c) that payments be made to it without deduction or withholding for such taxes. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment Agreement, the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, (A) have the rights and obligations of a Lender hereunder with a Commitment and Commitment Percentage as set forth therein, and
(B) the assigning Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

          (c) Agent, on behalf of the Borrower, shall maintain at the address of Agent referred to in Section 13.2 hereof a copy of each Assignment Agreement delivered to it and a record of the names and addresses of the Lenders and the Commitments of each Lender from time to time. Such records maintained by Agent shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name appears in such records as the owner of a Loan or other Obligations hereunder as the owner thereof for all purposes of this Agreement and the other Financing Agreements, notwithstanding any notice to the contrary. The Agent's records under this Section 13.5 shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment Agreement executed by an assigning Lender and an Assignee, Agent shall (i) promptly accept such Assignment Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in Agent's records and give notice of such acceptance and recordation to Lenders and Borrower. On or prior to such effective date, Borrower, at its own expense, shall execute and deliver to Agent (in exchange for notes of the assigning Lender) new notes to the order of such Assignee corresponding to the Commitment assumed by it pursuant to such Assignment Agreement and, if the assigning Lender has retained a Commitment hereunder, a new note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new notes shall be dated the Closing Date and shall otherwise be in the form of the notes replaced thereby. The notes surrendered to Agent shall be returned by Agent to Borrower marked "cancelled".

          (e) Except as otherwise provided in this Section 13.5, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Obligations owed to such Lender. Any Lender permitted to sell assignments and participations under this Section 13.5 may, subject to Section 13.6 hereof, furnish any information concerning Borrower and its subsidiaries and affiliates in the possession of that Lender from time to time to Assignees and Participants (including, prospective Assignees and Participants).

          (f) Borrower shall assist any Lender permitted to sell assignments or participations under this Section 13.5 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the delivery of informational materials, appraisals then in existence or required hereunder, or other documents for, and the participation of relevant management in meetings and conference calls with, potential Assignees or Participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of Borrower and its affairs provided, prepared by Borrower that are contained in any selling materials and all other information provided by Borrower and included in such materials.

     13.6  Confidentiality.
           ---------------

           (a) Each of Agent and Lenders shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Agent or such Lender, provided, that, nothing contained
                                               --------  ----
herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Agent or such Lender is a party, (iv) to any Assignee or Participant (or prospective Assignee or Participant) so long as such Assignee or Participant (or prospective Assignee or Participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 13.6, or (v) to counsel for Agent or such Lender or any Participant or Assignee (or prospective Participant or Assignee).

          (b) In no event shall this Section 13.6 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 13.6 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender on a non-confidential basis from a person other than Borrower, (iii) require Agent or any Lender to return any materials furnished by Borrower to Agent or any Lender or (iv) prevent Agent or any Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The
    -----------------------------------------------------
Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this
Section 13.6 shall supersede and replace the obligations of Agent or any Lender under any confidentiality letter signed prior to the date hereof.

     13.7  Entire Agreement.  This Agreement, the other Financing Agreements,
           ----------------
any supplements hereto or thereto, and any instru ments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any conflict between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

     13.8  Modification of Agreement.  Neither this Agreement nor any other
           -------------------------
Financing Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Lenders; provided, that, no such change,
                                           --------  ----
waiver, discharge or termination shall, without the consent of each affected Lender and Agent, (a) extend the scheduled final maturity of any Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest thereon or fees (other than as provided in Section 3.1(f) hereof or a result of waiving or not requiring the applicability of any post-default increase in interest rates or fees for outstanding Letter of Credit Accommodations or increased interest rates on Overformula Loans), or reduce the principal amount thereof, or increase the Commitment of such Lender over the amount thereof then in effect or provided hereunder (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender), (b) release a material amount of the Collateral (except as expressly required by the Financing Agreements and except as permitted under Section 12.9 hereof), (c) amend, modify or waive any provision of this Section 13.8, (d) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, (e) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (f) increase the stated advance percentages or the sublimits under the lending formulas. Any Lender who does not consent to a proposed amendment, consent or waiver requiring each Lender's approval, as contemplated by clauses
(a) through (f) above, agrees that, if such amendment, waiver or consent has been approved by the Required Lenders, then any other Lender or Lenders shall have the right to purchase, in accordance with the terms otherwise applicable to permitted assignment under Section 13.5(b), all of such non-consenting Lender's Commitment and interests in the Loans (and in the Collateral and the Financing Agreements) at their par value, without any early termination fee. No provision of Section 12 may be amended and no change, waiver, discharge or termination which affects the duties or rights of Agent under this Agreement or any other Financing Agreement or increases any costs or administrative burdens of Agent or creates or increases any risk of liability of the Agent, without, in each case, the prior written consent of Agent.

     IN WITNESS WHEREOF, Agent, Lenders and Borrower have caused these presents to be duly executed as of the day and year first above written.

AGENT                                          BORROWER
-----                                          --------

CONGRESS FINANCIAL CORPORATION        THE NEW BIBB COMPANY (to be
  (SOUTHERN), as Agent                      (known as The Bibb Company)

By:  /s/ Barry T. Griffith            By:  /s/ A. William Ott

Title:  Vice President                Title:  Vice President, Chief
                                                Financial Officer

Address:                              Chief Executive Office:
-------                               ----------------------

1000 Parkwood Circle                  237 Coliseum Drive
Suite 800                             Macon, Georgia  31201
Atlanta, Georgia  30339


                                    LENDERS
                                    -------

CONGRESS FINANCIAL CORPORATION        TRANSAMERICA BUSINESS CREDIT
  (SOUTHERN)                            CORPORATION

By:  /s/ Barry T. Griffith            By:  /s/ Terrell W. Harris

Title:  Vice President                Title:  Regional Credit
                                                Manager

     Address:                               Address:
     --------                               --------

       1000 Parkwood Circle                   2 Ravinia Drive
       Suite 800                              Atlanta, Georgia 30346
       Atlanta, Georgia 30339

     Commitment:                            Commitment:
     -----------                            -----------

       $78,000,000                           $37,000,000

     Commitment Percentage:                 Commitment Percentage:
     ---------------------                  ---------------------

       67.82609%                             32.17391%